UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)
☑    ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2022

OR

☐    TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission file number: 001-38646

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Dow Inc.
2211 H.H. Dow Way
Midland, MI 48674

REQUIRED INFORMATION

Financial statements at December 31, 2022 and 2021, and year ended December 31, 2022, supplemental schedule at December 31, 2022, and Report of Independent Registered Public Accounting Firm.

The Dow Chemical
Company Employees'
Savings Plan
Financial Statements at December 31, 2022 and 2021,
and for year ended December 31, 2022 and Supplemental
Schedule at December 31, 2022

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

Report of Independent Registered Public Accounting Firm

To Plan Participants and 401(k) Investment Committee of
The Dow Chemical Company Employees’ Savings Plan
Midland, Michigan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Dow Chemical Company Employees’ Savings Plan (the “Plan”) as of December 31, 2022 and 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2022, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2022 and 2021, and the changes in net assets available for benefits for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Plan’s management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedule H, Line 4i – Schedule of Assets (held at end of year) as of December 31, 2022 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but included supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ BDO USA, LLP
BDO USA, LLP
Grand Rapids, Michigan
June 16, 2023

We have served as the Plan’s auditor since 2019.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31, 2022 and 2021

	2022			2021
In millions	Allocated Participant Directed	Unallocated Non-participant Directed	Total	Allocated Participant Directed	Unallocated Non-participant Directed	Total
Assets
Investments - at fair value (Notes 3 and 4)	$7,426	$—	$7,426	$10,328	$29	$10,357
Fully benefit-responsive investment contracts - at contract value	1,894	—	1,894	1,857	—	1,857
Receivables - interest, dividends and other	23	—	23	3,055	—	3,055
Receivables - participant notes	91	—	91	91	—	91
Total Assets	$9,434	$—	$9,434	$15,331	$29	$15,360
Liabilities
LESOP loan payable (Note 5)	$—	$—	$—	$—	$3	$3
Other payables	12	—	12	3,567	—	3,567
Total Liabilities	$12	$—	$12	$3,567	$3	$3,570
Net Assets Available For Benefits	$9,422	$—	$9,422	$11,764	$26	$11,790
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2022

In millions, except for number of shares	Allocated Participant Directed	Unallocated Non- Participant Directed	Total
Additions
Investment income (loss)
Net realized/unrealized gain (loss) on investments	$(1,888)	$3	$(1,885)
Interest and dividends	110	—	110
Total investment income (loss)	$(1,778)	$3	$(1,775)
Employer contributions	$93	$2	$95
Employee contributions	270	—	270
Interest on participant notes receivable	4	—	4
Allocation of 507,277 shares of common stock of Dow Inc., at market	31	—	31
Total additions	$(1,380)	$5	$(1,375)
Deductions
Distributions and withdrawals	$958	$—	$958
Administrative expenses	2	—	2
Allocation of 507,277 shares of common stock of Dow Inc., at market	—	31	31
Total deductions	$960	$31	$991
Net decrease	$(2,340)	$(26)	$(2,366)
Transfers out	(2)	—	(2)
Net Assets Available for Benefits
Beginning of year	11,764	26	11,790
End of year	$9,422	$—	$9,422
See Notes to Financial Statements.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.DESCRIPTION OF THE PLAN

The following description of The Dow Chemical Company Employees' Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document or the Summary Plan Description provided to all participants for a more complete description of the Plan's provisions.

General - The Plan is a defined contribution plan consisting of (1) a profit sharing plan with a cash or deferred feature, which is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code as of 1986, as amended (“Code”), and (2) a leveraged employee stock ownership plan (“LESOP”), which is intended to qualify as a stock bonus plan under Sections 401(a) and 4975(e)(7) of the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended. The Plan covers any person who is, or becomes, an eligible employee of The Dow Chemical Company (the "Company" or “TDCC”), or of certain of TDCC's subsidiaries, including former employees with balances in the Plan. On April 1, 2019, Dow Inc. became the direct parent company of TDCC. Dow Inc. is an independent, publicly traded company and Dow Inc. common stock is listed on the New York Stock Exchange under the symbol “DOW".

Employee Contributions - Plan participants generally may elect to contribute from 0.5% to 40% of their compensation, depending on the participant's eligible pay, limited to a 0.5% minimum contribution. The maximum yearly gross compensation pre-tax or Roth 401(k) contribution made through payroll deductions was $20,500 in 2022. Participants who attained age 50 before the end of the plan year were eligible to make additional catch-up contributions in the amount of $6,500 in 2022. Plan participants may elect to increase, decrease, suspend, or resume compensation deferrals at any time. New elections are effective as soon as practicable after the request is processed. Newly hired eligible employees not electing to enroll, within a reasonable period of time, are automatically enrolled to contribute 6% of their eligible pay to the Plan, unless the employee elects to opt out. The automatic contributions will increase by 1% each year effective April 1, until the contribution rate reaches 15%, unless the employee designates otherwise. The contributions default to the applicable BTC LifePath Fund based on the employee's date of birth, unless otherwise designated by the employee.

Company Contributions - Effective January 1, 2022, the Company harmonized its matching contributions to the Plan across the Company’s U.S. eligible employee population. In general, the Company’s matching contribution provides a 100% match on the first 4% of eligible pay deferrals and a 50% match on the next 2% of eligible pay deferrals. In addition, beginning on January 1, 2024, all eligible U.S. employees will receive an automatic non-elective contribution to the Plan of 4% of their eligible compensation. A small number of participants in certain unions referred to as “Legacy Union Employees” in the summary plan description are subject to different provisions.

The Company's matching contribution may be in the form of Dow Inc. stock or cash, at the discretion of the Company, and, prior to April 1, 2022, the matching contribution was made in units in the Dow LESOP Stock Fund, representing shares of Dow Inc. stock released from the LESOP suspense account for that year. Employees may divest their Dow Inc. stock at any time and elect one of the other investment options available to them under the Plan. In accordance with the provisions of the Plan, the Plan is required to release shares in proportion to the principal and interest paid on the LESOP loan as a percentage of beginning of year outstanding principal and interest. In 2022, the LESOP allocated the remaining unallocated shares, at which time the Company began issuing treasury shares to satisfy its matching contribution obligations.

In March 2023, the Company used 272,500 Dow Inc. treasury shares to contribute and allocate to Plan participants, as required under the Plan's true up provision for the year ended December 31, 2022.

Dividends - Participants invested in the Dow Inc. stock fund may elect to receive dividends as a distribution rather than reinvesting dividends within the participant account.

Account Valuation - Participant account balances reflect the total contributions made to the Plan by employees and the Company, plus investment results, less expenses and withdrawals.

Vesting - Participants are immediately vested in all amounts credited to their Plan account, including employee contributions, Company contributions, and investment earnings.

Benefits Distribution - Benefits are generally distributable upon termination of employment as a lump-sum payment or partial withdrawal or may be deferred until minimum distributions are required by law. The Plan makes a lump-sum payment to terminated participants who have a balance that does not exceed $1,000. Active employees may request in-service distributions upon the attainment of age 59-1/2. Active employees under the age of 59-1/2 may request a distribution in the event of a financial hardship as defined by the Plan.

Participant Notes Receivable - Active participants, retirees and terminated participants may borrow from their employee contributions, plus earnings on those contributions, with a minimum note receivable of $1,000. Participant notes receivable are limited to the smaller of 50% of the total account balance, or $50,000 less the highest outstanding participant note receivable balance in the preceding 12 months.

Note receivable repayments for active employees are made through payroll deductions, on an after tax basis, with a minimum term of six months and a maximum of 60 months for any purpose other than the purchase of a primary residence; and a minimum term of six months and a maximum of 120 months for participant note receivable for the purpose of purchasing a primary residence. Repayments, both interest and principal, are credited to the participant's account and are allocated among the fund options according to the participant's current investment election. A fixed interest rate is applied to the note receivable. This rate is generally equal to the prime rate on the last day of each calendar quarter before the loan is processed. The range of interest rates on notes receivable outstanding, excluding deemed loans, at December 31, 2022 and 2021 was 3.25% to 8.5%.

Investments - Participants direct the investment of their contributions into various investment options offered by the Plan.

Related Party and Party-In-Interest Transactions - Administrative expenses of the trustee are charged to the Plan. The assets of the Plan are held by Fidelity Management Trust Company (“Fidelity”), who acts as independent trustee, custodian and recordkeeper for the investments in the Plan, except the assets held by Synthetic Guaranteed Investment Contracts, which are custodied at Bank of New York Mellon ("BNY Mellon"). Fidelity manages certain Plan investments. All transactions with Fidelity and BNY Mellon qualify as party-in-interest transactions.

Plan investments include shares of common stock of TDCC's parent company, Dow Inc., and the Plan holds notes receivable from Plan participants.

The Plans' loan outstanding with Dorintal Reinsurance, Ltd., a related party, was paid in full June 2022. See Note 5 for additional information.

Amendment or Termination - The Plan does not have an expiration date. The Company may at any time terminate, amend, or modify the Plan, subject to certain rights of the Plan participants. Upon termination of the Plan, each participant is entitled to receive the entire balance in his or her account in accordance with the terms of the Plan.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition - Investments in the Plan consisting of common stock of Dow Inc., mutual funds, and certain money market funds are stated at fair value based upon the quoted market value of such securities at year end. The investments in common/collective trusts are valued at net asset value ("NAV") per share (or its equivalent) of the fund, based on the fair values of the underlying net assets. The NAV is used as a practical expedient to estimate fair value. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported NAV. There are no redemption restrictions or unfunded commitments on these investments. Temporary investments are investments in short term money market funds in the respective investment funds. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments includes the Plan's gains and losses on investments bought and sold, as well as held, during the year.

Investments of the Interest Income Fund (“Fund”) included in the Plan consist of Synthetic Guaranteed Investment Contracts (“Synthetic GICs”), bonds, a money market fund, and a common collective trust fund. All of the Plan's Synthetic GICs are fully benefit-responsive and are recorded at contract value. Contract value is the amount participants would normally receive if they were to initiate permitted transactions under the terms of the Plan. Contract value represents deposits made to the contract plus earnings at guaranteed crediting rates less withdrawals and applicable fees. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A Synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common/collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions.

In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.”

The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying assets. The crediting interest rates are reset monthly and the contracts guarantee that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the insurance company and the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan's prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transactions under ERISA. The plan administrator does not believe that the occurrence of any such event that may limit the Plan's ability to transact at contract value is probable.

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan's assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan's exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC's future interest crediting rates. In addition, participant withdrawals from and transfers out of the Interest Income Fund made according to Plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates.

Other Receivables and Other Payables – Other receivables and other payables include the true-up employer contributions and investment securities sold and purchased during the reporting period that were not settled at the reporting date. Settlement can take up to three business days after the trade date, which is the standard in the industry.

On December 31, 2021, investment option changes for the Plan were made effective. As a result, existing balances and future contributions of the impacted funds were transferred to new funds. Common stock balances were transferred to the election of the participants' choice or the qualified default investment alternative if no choice was made. These changes were recorded on the trade date of December 31, 2021 and resulted in significant unsettled sales and purchases of investments securities.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balances plus any accrued interest. Participant notes receivable are written off when deemed uncollectible. No allowance for credit losses has been recorded at December 31, 2022 and 2021.

Benefits Payable - Amounts payable to persons who have withdrawn from participation are not recorded as a liability of the Plan. Benefits payable to participants who had withdrawn from participation in the Plan at December 31, 2022 and 2021 were insignificant.

Federal Income Tax Status - The Internal Revenue Service has determined and informed the Company by a letter dated September 2, 2014, that the Plan is qualified and the trust established under the Plan is tax exempt under the appropriate sections of the Code. Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code.

In accordance with guidance on accounting for uncertainty in income taxes, management evaluated the Plan's tax position and does not believe the Plan has any uncertain tax positions that require disclosure or adjustment to the financial statements. The Plan is subject to routine audits by taxing authorities; however, there are currently no audits for any tax periods in progress.

Risks and Uncertainties - The Plan invests in various investment instruments, including shares of the common stock of Dow Inc. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN INVESTMENTS

The Plan's investment in The Dow Chemical Company LESOP, at December 31, 2022 and 2021, is presented in the following table:

	2022		2021
In millions, except for number of shares	Allocated	Unallocated	Allocated	Unallocated
Number of Shares	3,756,945	—	4,020,030	507,277
Cost	$16	$—	$17	$15
Fair Value	$189	$—	$228	$29

All unallocated LESOP shares were allocated in 2022.

4.    FAIR VALUE

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

For investments classified as Level 1 measurements, measured using quoted prices in active markets, the total fair value is either the price of the most recent trade at the time of the market close or the official close price as defined by the exchange in which the asset is most actively traded on the last trading day of the period, multiplied by the number of units held without consideration of transaction costs.

For investments classified as Level 2 measurements, where the security is frequently traded in less active markets, fair value is based on the closing price at the end of the period; where the security is less frequently traded, fair value is based on the price a dealer would pay for the security or similar securities, adjusted for any terms specific to that security. Market inputs are obtained from well-established and recognized vendors of market data and subjected to tolerance/quality checks.

For investments classified as Level 3 measurements, the total fair value is based on significant unobservable inputs including assumptions where there is little, if any, market activity for the investment.

The investment's fair value level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table presents information about certain assets of the Plan measured at fair value on a recurring basis:

Assets Measured at Fair Value on a Recurring Basis	December 31, 2022		December 31, 2021
In millions	Total	Level 1	Total	Level 1
Dow Inc. common stock:
Allocated participant directed	$552	$552	$589	$589
Unallocated non-participant directed	—	—	29	29
Mutual funds [1]	902	902	1,153	1,153
Temporary investments - Money market funds [1]	46	46	611	611
Total categorized assets at fair value	$1,500	$1,500	$2,382	$2,382
Fair value measured at net asset value per share: [2]
Common/collective trusts [1]	5,926		7,975
Total assets at fair value	$7,426		$10,357
1.On December 31, 2021, investment option updates for the Plan were made effective. As a result, existing balances and future contributions of the impacted funds were transferred to new funds and certain investment balances were transferred to collective trusts that were formerly invested in mutual funds.
2.Investments in common/collective trusts are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no significant transfers between levels of the fair value hierarchy during 2022.

5.    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN AND LOAN PAYABLE

The Plan consists of a profit sharing plan with a cash or deferred feature which is intended to qualify under Sections 401(a) and 401(k) of the Code and an ESOP that is intended to qualify (as a stock bonus plan) under Sections 401(a) and 4975(e)(7) of the Code. The ESOP consists of (i) a leveraged employee stock ownership plan ("LESOP"), and (ii) the Dow Inc. stock fund. The LESOP includes (i) the assets of the Suspense Account and (ii) a LESOP Stock Fund which (A) shall consist of shares of Dow Inc. common stock acquired with the proceeds of exempt loans and allocated to participant accounts, and (B) shall provide for such subaccounts as described in the definition of “LESOP Account” in Section 1.3 in the Plan and as further necessary. The portion of the Plan invested in the Dow Inc. stock fund constitutes part of the employee stock ownership plan under Section 4975(e)(7) of the Code. The Trustee or its nominee votes all unallocated shares under the LESOP. The remaining unallocated shares were allocated in 2022 and no shares remain unallocated at December 31, 2022.

The Plan had a loan outstanding with Dorintal Reinsurance, Ltd., a related party, which bore interest at 4% and was scheduled to mature in 2024. Additional principal payments were made in 2019, 2020, 2021, and 2022 therefore, the loan was paid in full in June 2022. The Plan used dividends paid on unallocated shares of Dow Inc. common stock to make the scheduled quarterly principal and interest payments. If needed, the Plan used dividends paid on allocated shares of Dow Inc. common stock. The Company was required to make a cash contribution to fund any quarterly shortages in common stock dividends paid as compared to required principal and interest payments. In 2022, the Company contributed cash to the Plan to cover the shortfall on the loan repayment. Dow Inc. declared common stock dividends of $2.80 per share during 2022.

6.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to Form 5500 at December 31, 2022 and 2021:

Reconciliation of Net Assets Available for Benefits per the Financial Statements to Form 5500 at December 31
In millions	2022	2021
Net assets available for benefits per the financial statements	$9,422	$11,790
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	(126)	35
Net assets available for benefits per Form 5500	$9,296	$11,825

The following is a reconciliation of net increase in net assets available for benefits per the financial statements to Form 5500 for the year ended December 31, 2022:

Reconciliation of Net Decrease in Net Assets Available for Benefits per the Financial Statements to Form 5500
In millions	2022
Net decrease in net assets available for benefits per the financial statements	$(2,366)
Adjustment from contract value to fair value for fully benefit-responsive Synthetic GICs	(161)
Net income per Form 5500	$(2,527)

7.SUBSEQUENT EVENTS
The Plan evaluated subsequent events from December 31, 2022 through June 16, 2023, the date these financials statements were available to be issued.

SUPPLEMENTAL SCHEDULE

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AT DECEMBER 31, 2022
		(c)
		Description of Investment		(e)
	(b)	Including Maturity Date,	(d)	Current
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Value
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	(In millions)
*	Dow Inc.
	Dow Stock	Dow Stock	**	$363
	LESOP	Allocated LESOP - Dow Stock	**	189
	PIM Total Return Inst	Mutual Fund	**	123
	NB Genesis R6	Mutual Fund	**	217
	TRP High Yield Inst	Mutual Fund	**	97
	BTC LifePath RET T	Common/Collective Trust	**	292
	BTC LifePath 2025 T	Common/Collective Trust	**	327
	BTC LifePath 2030 T	Common/Collective Trust	**	375
	BTC LifePath 2035 T	Common/Collective Trust	**	298
	BTC LifePath 2040 T	Common/Collective Trust	**	250
	BTC LifePath 2045 T	Common/Collective Trust	**	227
	BTC LifePath 2050 T	Common/Collective Trust	**	200
	BTC LifePath 2055 T	Common/Collective Trust	**	184
	BTC LifePath 2060 T	Common/Collective Trust	**	44
	BTC LifePath 2065 T	Common/Collective Trust	**	6
	SS EMRG MKTS IDX II	Common/Collective Trust	**	82
	SS GACEQ EXUS IDX II	Common/Collective Trust	**	146
	INV GOVT Liquidity TR	Common/Collective Trust	**	100
	BR Midcap GR EQ UA	Common/Collective Trust	**	297
	MKS Convertible	Common/Collective Trust	**	29
	MFS US REIT Fund	Common/Collective Trust	**	60
	BR Equity Index	Common/Collective Trust	**	1,570
	BR Extended EQ MKT	Common/Collective Trust	**	334
	BR US Debt Index NL	Common/Collective Trust	**	132
	Vang Global Equity	Mutual Fund	**	183
	Vang Dev Mkt IDX IP	Mutual Fund	**	133
	Vang LT Treasury ADM	Mutual Fund	**	40
	PIM Com Real Ret I	Mutual Fund	**	50
	PIM Real Return Inst	Mutual Fund	**	59
	Small Cap Index Fund	Common/Collective Trust	**	258
	Forward			$6,665

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AT DECEMBER 31, 2022
		(c)
		Description of Investment		(e)
	(b)	Including Maturity Date,	(d)	Current
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Value
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	(In millions)
	Forward			$6,665

*	Fidelity Contrafund Pool CL 3	Common/Collective Trust	**	715
*	Interest Bearing Cash	Temporary Investments	**	10
*	Fidelity Short Term Investment Fund	Temporary Investments	**	36
*	Participant Notes Receivable	Interest recorded at prime rate (3.25% - 8.5%) and maturities up to 120 months	**	91
	Total			$7,517

*	Represents a party-in-interest to the Plan			(continued)
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
INCLUDING APPENDICES A - C
AT DECEMBER 31, 2022
		(c)
		Description of Investment		(e)
	(b)	Including Maturity Date,	(d)	Current
	Identity of Issuer, Borrower,	Rate of Interest, Collateral,	Cost or Contract	Value
(a)	Lessor, or Similar Party	Par, or Maturity Value	Value	(In millions)
	Pacific Life:
	G-27523.01.0001 (see underlying assets at Appendix A)	PIMCO Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	$312

	Voya Retirement & Annuity:
	60031 (see underlying assets at Appendix A)	PIMCO Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	331

	Transamerica:
	MDA01078TR (see underlying assets at Appendix B)	NISA Dow; Jennison Dow; evergreen; Synthetic GIC	**	314

	Prudential:
	GA-62233 (see underlying assets at Appendix B)	Jennison Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	327

	RGA:
	RGA00036 (see underlying assets at Appendix C)	Wellington Dow; IGT Invesco ShrtTrm Bond; evergreen; Synthetic GIC	**	288

	Met Tower Life:
	38025 (see underlying assets at Appendix C)	Wellington Dow; MacKay Shields Dow; IGT Invesco ShrtTrm Bond evergreen; Synthetic GIC	**	322

	Total guaranteed investment contracts			$1,894
	Total			$9,411

*	Represents a party-in-interest to the Plan
**	Cost information not required

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX A - UNDERLYING ASSETS FOR PACIFIC LIFE G-27523.01.0001 AND VOYA RETIREMENT & ANNUITY 60031
December 31, 2022

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ADVENTIST HEALTH SYSTEM/WEST	2.952% 03/01/2029 DD 10/31/19	400,000	$371,999	$343,296
	AERCAP IRELAND CAPITAL DAC / A	3.300% 01/30/2032 DD 10/29/21	600,000	597,744	470,802
	ALEXANDRIA REAL ESTATE EQUITIE	1.875% 02/01/2033 DD 08/05/20	700,000	698,684	522,669
	AMEREN CORP	1.750% 03/15/2028 DD 03/05/21	1,000,000	999,080	846,020
	AMERICAN EXPRESS CREDIT AC 4 A	4.950% 10/15/2027 DD 11/03/22	700,000	699,965	705,768
	AMERICAN TOWER CORP	2.750% 01/15/2027 DD 10/03/19	700,000	698,866	635,453
	AMERICAN TOWER CORP	3.000% 06/15/2023 DD 12/08/17	900,000	925,875	890,415
	AMERIPRISE FINANCIAL INC	4.500% 05/13/2032 DD 05/13/22	1,200,000	1,199,712	1,166,016
	ANDREW W MELLON FOUNDATION/THE	0.947% 08/01/2027 DD 07/29/20	700,000	700,000	597,520
	AT&T INC	4.300% 02/15/2030 DD 08/15/18	1,549,000	1,557,163	1,463,340
	AVOLON HOLDINGS FUNDING L 144A	2.125% 02/21/2026 DD 01/21/21	400,000	396,064	344,456
	BAMLL COMMERCIAL M 200P A 144A	3.218% 04/14/2033 DD 04/01/15	400,000	366,875	370,772
	BANCO SANTANDER SA	1.849% 03/25/2026 DD 03/25/21	600,000	600,000	530,214
	BANK 2017-BNK7 BNK7 ASB	3.265% 09/15/2060 DD 09/01/17	904,547	931,648	861,509
	BANK 2021-BNK38 BN38 ASB	2.506% 12/15/2064 DD 12/01/21	500,000	514,982	431,780
	BANK OF AMERICA CORP	VAR RT 02/13/2026 DD 02/13/20	100,000	100,150	92,759
	BANK OF AMERICA CORP	VAR RT 07/21/2028 DD 07/21/17	2,800,000	2,982,196	2,581,600
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	800,000	805,326	724,480
	BANK OF AMERICA CORP	VAR RT 04/29/2031 DD 04/29/20	500,000	518,465	408,415
	BANK OF AMERICA CORP	VAR RT 07/22/2028 DD 07/22/22	600,000	600,000	586,872
	BANNER HEALTH	1.897% 01/01/2031 DD 10/29/20	400,000	400,000	316,728
	BARCLAYS PLC	VAR RT 06/24/2031 DD 06/24/20	2,100,000	2,164,785	1,643,292
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	500,000	500,000	416,265
	BAY AREA CA TOLL AUTH TOLL BRI	2.574% 04/01/2031 DD 09/26/19	800,000	870,496	700,816
	BEAR STEARNS ALT-A TRUS 11 2A2	VAR RT 11/25/2034 DD 09/01/04	39,956	39,381	36,594
	BNP PARIBAS SA 144A	VAR RT 09/30/2028 DD 09/30/20	700,000	689,192	583,835
	BROADCOM INC 144A	3.419% 04/15/2033 DD 03/31/21	400,000	425,500	321,772
	BROADCOM INC 144A	3.469% 04/15/2034 DD 03/31/21	300,000	317,523	240,393
	BROOKFIELD FINANCE I UK PLC /	2.340% 01/30/2032 DD 07/26/21	700,000	700,000	534,625
	CALIFORNIA ST UNIV REVENUE	1.690% 11/01/2029 DD 09/17/20	600,000	600,000	485,190
	CAPITAL ONE MULTI-ASSET E A3 A	4.950% 10/15/2027 DD 11/03/22	700,000	699,890	705,943
	CARMAX AUTO OWNER TRUST 2 4 A3	5.340% 08/16/2027 DD 10/31/22	700,000	699,836	707,210
	CGMS COMMERCIAL Mortgage B1 AAB	3.243% 08/15/2050 DD 08/01/17	2,170,060	2,226,794	2,064,465
	CITIBANK CREDIT CARD ISS A7 A7	3.960% 10/13/2030 DD 10/15/18	1,200,000	1,110,563	1,159,944
	CITIGROUP COMMERCIAL GC29 AAB	2.984% 04/10/2048 DD 04/01/15	277,861	283,907	271,167
	CITIGROUP COMMERCIAL MO B2 AAB	3.962% 03/10/2051 DD 03/01/18	700,000	720,960	672,847
	CITIGROUP COMMERCIAL MO P8 AAB	3.268% 09/15/2050 DD 09/01/17	1,022,338	1,052,994	974,738
	CITIGROUP INC	3.400% 05/01/2026 DD 05/02/16	2,850,000	2,879,145	2,704,137
	CITIGROUP INC	VAR RT 11/05/2030 DD 11/05/19	750,000	817,110	632,340
	COMM 2013-CCRE11 MORT CR11 ASB	3.660% 08/10/2050 DD 10/01/13	85,324	89,137	84,813

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	COMM 2013-CCRE9 MORTGAGE CR9 A4	VAR RT 07/10/2045 DD 07/01/13	440,086	464,738	437,393
	COMM 2014-CCRE19 MORT CR19 ASB	3.499% 08/10/2047 DD 08/01/14	277,700	286,024	271,944
	COMM 2015-DC1 MORTGAGE DC1 ASB	3.142% 02/10/2048 DD 03/01/15	112,146	115,509	110,659
	COMM 2016-COR1 MORTGAGE COR1 ASB	2.972% 10/10/2049 DD 10/01/16	383,121	387,446	364,313
	COMM 2016-CR28 MORTGAGE CR28 A4	3.762% 02/10/2049 DD 02/01/16	1,000,000	1,091,367	950,920
	COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2053 DD 01/01/23	22,600,000	—	(99,800)
	COOPERATIVE RABOBANK UA 144A	VAR RT 06/24/2026 DD 06/24/20	500,000	500,000	449,930
	CREDIT AGRICOLE SA/LONDON 144A	3.250% 10/04/2024 DD 10/04/17	900,000	926,010	866,664
	CREDIT SUISSE GROUP AG 144A	VAR RT 06/05/2026 DD 06/05/20	1,000,000	1,000,000	854,760
	CREDIT SUISSE GROUP AG 144A	VAR RT 05/14/2032 DD 05/14/21	1,000,000	1,043,500	693,990
	CREDIT SUISSE GROUP AG 144A	VAR RT 08/12/2033 DD 08/12/22	300,000	300,000	264,036
	CSAIL 2015-C1 COMMERCIA C1 ASB	3.351% 04/15/2050 DD 03/01/15	156,097	160,780	152,630
	CSAIL 2015-C4 COMMERCIA C4 ASB	3.617% 11/15/2048 DD 11/01/15	557,170	598,980	540,973
	DAIMLER TRUCKS RETAIL TRU 1 A4	5.390% 01/15/2030 DD 10/19/22	200,000	199,957	200,804
	DELL EQUIPMENT FINAN 2 A3 144A	4.140% 07/22/2027 DD 07/20/22	1,000,000	999,802	979,210
	DELL INTERNATIONAL LLC / EMC C	6.020% 06/15/2026 DD 06/15/21	300,000	360,438	306,714
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 09/18/2031 DD 09/18/20	200,000	214,716	161,158
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 05/28/2032 DD 05/28/21	400,000	404,916	304,248
	DLLAD 2021-1 LLC 1A A3 144A	0.640% 09/21/2026 DD 07/28/21	1,000,000	999,938	931,060
	DLLST 2022-1 LLC 1A A4 144A	3.690% 09/20/2028 DD 05/04/22	1,100,000	1,099,831	1,056,638
	DTE ELECTRIC CO	1.900% 04/01/2028 DD 03/29/21	1,000,000	999,150	870,600
	DTE ENERGY CO	1.050% 06/01/2025 DD 08/06/20	900,000	898,911	816,021
	ECMC GROUP STUDENT 1A A1B 144A	VAR RT 11/25/2070 DD 09/22/21	1,173,930	1,173,930	1,117,851
	ECMC GROUP STUDENT L 2A A 144A	VAR RT 05/25/2067 DD 08/10/17	547,139	547,139	526,572
	ENEL FINANCE INTERNATIONAL 144A	6.800% 10/14/2025 DD 10/14/22	700,000	696,045	719,474
	EQUITABLE FINANCIAL LIFE 144A	1.300% 07/12/2026 DD 07/12/21	1,000,000	998,070	866,830
	ESC LEHMAN BRTH HLD	0.000% 05/02/2018 DD 04/24/08	1,800,000	926,071	6,300
	ESC LEHMAN BRTH HLD ESCROW	0.000% 11/24/2013 DD 01/22/08	900,000	475,078	3,150
	EXPEDIA GROUP INC 144A	6.250% 05/01/2025 DD 05/05/20	242,000	280,841	244,205
	FEDERAL HOME LN BK CONS BD	3.375% 12/08/2023 DD 12/09/13	1,300,000	1,326,620	1,281,384
	FEDERAL HOME LN BK CONS BD	4.500% 10/03/2024 DD 10/28/22	3,700,000	3,695,967	3,697,484
	FHLMC POOL #1G-1744	VAR RT 08/01/2035 DD 09/01/05	16,689	16,936	16,842
	FHLMC POOL #78-0605	VAR RT 06/01/2033 DD 06/01/03	117,455	119,394	119,767
	FHLMC POOL #84-6183	VAR RT 01/01/2024 DD 10/01/95	335	411	425
	FHLMC POOL #G0-8835	3.500% 08/01/2048 DD 08/01/18	66,901	66,305	62,006
	FHLMC POOL #G0-8836	4.000% 08/01/2048 DD 08/01/18	98,530	100,701	93,973
	FHLMC POOL #G0-8841	3.500% 09/01/2048 DD 09/01/18	764,395	757,587	707,127
	FHLMC MULTICLASS MTG 3225 HF	VAR RT 10/15/2036 DD 10/15/06	178,800	179,638	175,596
	FHLMC MULTICLASS MTG 3843 FE	VAR RT 04/15/2041 DD 04/15/11	183,911	184,371	180,592
	FHLMC MULTICLASS MTG 3843 FG	VAR RT 04/15/2041 DD 04/15/11	183,911	184,371	180,592
	FHLMC MULTICLASS MTG 4559 AF	VAR RT 03/15/2042 DD 03/01/16	493,749	504,298	503,221
	FHLMC MULTICLASS MTG 4736 CD	3.000% 08/15/2046 DD 11/01/17	233,899	230,281	220,679
	FHLMC MULTICLASS MTG 4989 FA	VAR RT 08/15/2040 DD 06/01/20	99,646	101,931	99,477
	FHLMC MULTICLASS MTG 4989 FB	VAR RT 10/15/2040 DD 06/01/20	49,381	50,638	49,502
	FHLMC MULTICLASS MTG K065 A1	2.864% 10/25/2026 DD 07/01/17	484,528	494,192	465,505
	FHLMC MULTICLASS MTG W5FX AFX	VAR RT 04/25/2028 DD 06/01/18	2,400,000	2,342,856	2,239,056

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	FIDELITY NATIONAL INFORMATION	4.500% 07/15/2025 DD 07/13/22	500,000	499,820	490,670
	FLORIDA POWER & LIGHT CO	2.450% 02/03/2032 DD 01/14/22	400,000	399,360	334,288
	FNMA POOL #0072163	VAR RT 02/01/2028 DD 02/01/89	1,009	1,000	999
	FNMA POOL #0323919	VAR RT 08/01/2029 DD 08/01/99	3,209	3,081	3,173
	FNMA POOL #0361373	VAR RT 07/01/2026 DD 09/01/96	3,338	3,422	3,283
	FNMA POOL #0FM1796	3.500% 10/01/2034 DD 10/01/19	702,658	731,972	676,343
	FNMA POOL #0FM1843	3.500% 11/01/2034 DD 10/01/19	570,285	594,388	548,277
	FNMA POOL #0MA2705	3.000% 08/01/2046 DD 07/01/16	199,253	207,457	178,812
	FNMA POOL #0MA3897	3.000% 01/01/2035 DD 12/01/19	232,031	238,711	218,005
	FNMA GTD REMIC P/T 15-79 FE	VAR RT 11/25/2045 DD 10/25/15	291,012	289,329	282,028
	FNMA GTD REMIC P/T 16-11 CF	VAR RT 03/25/2046 DD 02/25/16	337,607	336,552	328,954
	FNMA GTD REMIC P/T 18-M12 FA	VAR RT 08/25/2025 DD 09/01/18	102,406	102,237	101,742
	FS KKR CAPITAL CORP	1.650% 10/12/2024 DD 10/12/21	500,000	499,230	450,975
	GA GLOBAL FUNDING TRUST 144A	1.625% 01/15/2026 DD 01/15/21	550,000	551,898	488,824
	GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	300,000	340,593	283,857
	GNMA POOL #0434944	8.500% 11/15/2030 DD 11/01/00	1,965	2,039	1,975
	GNMA POOL #0434985	8.500% 12/15/2030 DD 12/01/00	1,423	1,474	1,422
	GNMA POOL #0498147	8.500% 12/15/2029 DD 12/01/99	169	175	168
	GNMA POOL #0511172	8.500% 01/15/2030 DD 01/01/00	373	387	373
	GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00	2,365	2,455	2,472
	GNMA POOL #0521829	8.500% 05/15/2030 DD 05/01/00	693	719	695
	GNMA POOL #0531197	8.500% 06/15/2030 DD 06/01/00	5,870	6,085	5,868
	GNMA POOL #0698036	6.000% 01/15/2039 DD 01/01/09	9,167	9,988	9,674
	GNMA POOL #0782190	6.000% 10/15/2037 DD 10/01/07	1,666	1,815	1,765
	GNMA POOL #0782449	6.000% 09/15/2038 DD 10/01/08	13,100	14,273	13,893
	GNMA II POOL #0003001	8.500% 11/20/2030 DD 11/01/00	3,660	3,780	3,834
	GNMA II POOL #0008913	VAR RT 07/20/2026 DD 07/01/96	2,896	2,862	2,848
	GNMA II POOL #0080022	VAR RT 12/20/2026 DD 12/01/96	3,675	3,691	3,607
	GNMA II POOL #0080354	VAR RT 12/20/2029 DD 12/01/99	9,548	9,770	9,294
	GOLDEN ST TOBACCO SECURITIZATION	1.600% 06/01/2026 DD 10/07/21	400,000	400,000	355,828
	GOLDEN ST TOBACCO SECURITIZATION	2.086% 06/01/2028 DD 10/07/21	400,000	400,000	339,740
	GOLDMAN SACHS GROUP INC/THE	3.800% 03/15/2030 DD 03/19/20	2,000,000	2,329,900	1,800,960
	GOLDMAN SACHS GROUP INC/THE	VAR RT 06/05/2028 DD 06/05/17	100,000	96,959	92,902
	GOLDMAN SACHS GROUP INC/THE	VAR RT 03/09/2027 DD 03/08/21	400,000	400,000	350,772
	GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	200,000	200,000	172,750
	GOLDMAN SACHS GROUP INC/THE	VAR RT 07/21/2032 DD 07/21/21	700,000	700,000	544,978
	GS MORTGAGE SECURITIES GC39 A3	3.307% 05/10/2052 DD 05/01/19	500,000	515,566	444,495
	HAWAII ST	0.852% 10/01/2025 DD 10/29/20	700,000	700,000	633,647
	HSBC HOLDINGS PLC	VAR RT 03/13/2028 DD 03/13/17	700,000	797,377	645,981
	HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	1,500,000	1,522,230	1,383,540
	HSBC HOLDINGS PLC	VAR RT 08/11/2028 DD 08/11/22	900,000	900,000	869,580
	INVITATION HOMES OPERATING PAR	4.150% 04/15/2032 DD 04/05/22	800,000	797,912	702,288
	JP MORGAN MORTGAGE TRUS A2 4A1	VAR RT 05/25/2034 DD 04/01/04	17,868	17,770	16,660
	JPMBB COMMERCIAL MORTG C17 ASB	3.705% 01/15/2047 DD 12/01/13	117,253	122,736	116,074
	JPMBB COMMERCIAL MORTG C21 ASB	3.428% 08/15/2047 DD 07/01/14	318,356	327,905	312,517
	JPMBB COMMERCIAL MORTG C24 ASB	3.368% 11/15/2047 DD 10/01/14	351,941	362,498	344,185

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	JPMDB COMMERCIAL MORTG C4 ASB	2.994% 12/15/2049 DD 11/01/16	712,840	734,224	678,659
	JPMORGAN CHASE & CO	VAR RT 10/15/2030 DD 09/12/19	3,100,000	3,338,939	2,606,728
	JPMORGAN CHASE & CO	VAR RT 06/01/2029 DD 06/01/21	750,000	765,330	627,555
	KANSAS ST DEV FIN AUTH REVENUE	1.519% 05/01/2028 DD 08/26/21	600,000	600,000	500,874
	KINDER MORGAN ENERGY PARTNERS	3.500% 09/01/2023 DD 02/28/13	1,500,000	1,480,858	1,483,950
	KOREA DEVELOPMENT BANK/THE	VAR RT 02/18/2023 DD 02/18/20	800,000	800,000	799,952
	LEHMAN BRTH HLD (RICI) ESCROW	0.000% 12/28/2017 DD 12/21/07	2,000,000	1,998,520	—
	LELAND STANFORD JUNIOR UNIVERS	1.289% 06/01/2027 DD 06/04/20	400,000	400,000	347,796
	LLOYDS BANKING GROUP PLC	4.550% 08/16/2028 DD 08/16/18	900,000	1,079,190	848,277
	LOS ANGELES CNTY CA REDEV REFU	2.000% 09/01/2023 DD 08/25/16	800,000	792,424	783,752
	LOUISIANA LOCAL GOVERNM ELL A2	4.145% 02/01/2033 DD 05/19/22	200,000	200,000	189,418
	LOUISIANA LOCAL GOVERNM ELL A3	4.275% 02/01/2036 DD 05/19/22	600,000	576,900	557,874
	MASTR ADJUSTABLE RATE M 15 1A1	VAR RT 12/25/2034 DD 11/01/04	3,171	3,186	2,739
	MERRILL LYNCH MORTGAGE A1 2A1	VAR RT 02/25/2034 DD 02/01/04	44,785	44,971	41,017
	MIAMI-DADE CNTY FL AVIATION RE	3.285% 10/01/2023 DD 08/30/18	800,000	800,000	791,616
	MIAMI-DADE CNTY FL SPL OBLIG	2.036% 10/01/2029 DD 01/07/21	500,000	500,000	409,270
	MICHIGAN ST BLDG AUTH REVENUE	1.116% 10/15/2026 DD 09/17/20	700,000	700,000	611,604
	MITSUBISHI CORP 144A	1.125% 07/15/2026 DD 07/15/21	600,000	596,754	525,480
	MITSUBISHI UFJ FINANCIAL GROUP	2.048% 07/17/2030 DD 07/17/20	1,000,000	1,000,000	791,260
	MMAF EQUIPMENT FINAN B A3 144A	5.610% 07/10/2028 DD 11/09/22	1,200,000	1,199,935	1,214,400
	MONONGAHELA POWER CO 144A	3.550% 05/15/2027 DD 05/16/17	600,000	649,074	564,630
	MORGAN STANLEY	3.625% 01/20/2027 DD 01/20/17	100,000	109,382	94,418
	MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	2,000,000	2,131,000	1,955,560
	MORGAN STANLEY	VAR RT 02/13/2032 DD 11/13/20	1,000,000	970,290	754,050
	MORGAN STANLEY BANK OF C13 ASB	3.557% 11/15/2046 DD 12/01/13	66,988	69,598	66,501
	MORGAN STANLEY BANK OF C16 A4	3.600% 06/15/2047 DD 06/01/14	583,840	621,151	568,503
	MORGAN STANLEY CAPITAL HR2 ASB	3.509% 12/15/2050 DD 12/01/17	697,347	718,251	665,311
	MUNI ELEC AUTH OF GA	0.593% 01/01/2023 DD 10/07/21	775,000	775,000	775,000
	NARRAGANSETT ELECTRIC CO/ 144A	3.395% 04/09/2030 DD 04/09/20	1,250,000	1,250,000	1,119,913
	NATWEST GROUP PLC	VAR RT 06/14/2027 DD 06/14/21	1,100,000	1,100,000	953,612
	NAVIENT STUDENT LOAN 5A A 144A	VAR RT 06/25/2065 DD 08/11/16	406,778	406,778	394,144
	NEW JERSEY ST TURNPIKE AUTH TU	1.283% 01/01/2027 DD 02/04/21	1,000,000	1,000,000	871,780
	NEW YORK CITY NY TRANSITIONAL	3.480% 08/01/2026 DD 09/25/18	1,000,000	1,000,000	946,720
	NEW YORK LIFE GLOBAL FUND 144A	1.200% 08/07/2030 DD 08/07/20	500,000	499,155	384,255
	NEW YORK ST URBAN DEV CORP SAL	2.150% 03/15/2025 DD 10/30/19	700,000	693,924	661,605
	NISSAN MOTOR ACCEPTANCE C 144A	2.450% 09/15/2028 DD 09/16/21	200,000	199,924	155,708
	OKLAHOMA ST DEV FIN AUTH	4.285% 02/01/2034 DD 07/20/22	500,000	500,000	484,990
	OLYMPUS CORP 144A	2.143% 12/08/2026 DD 12/08/21	500,000	500,000	442,690
	ORACLE CORP	2.300% 03/25/2028 DD 03/24/21	900,000	897,687	780,921
	OREGON ST DEPT OF TRANSPRTN HI	1.530% 11/15/2030 DD 09/17/20	1,300,000	1,300,000	1,024,283
	PACIFIC GAS AND ELECTRIC CO	2.500% 02/01/2031 DD 06/19/20	600,000	599,376	468,834
	PACIFIC GAS AND ELECTRIC CO	3.000% 06/15/2028 DD 06/03/21	500,000	497,545	433,040
	PACIFIC GAS AND ELECTRIC CO	5.450% 06/15/2027 DD 06/08/22	100,000	99,825	98,754
	PACIFIC LIFE GLOBAL FUNDI 144A	1.375% 04/14/2026 DD 04/14/21	800,000	799,576	706,224
	PG&E WILDFIRE RECOVERY FUNDING	4.022% 06/01/2033 DD 07/20/22	700,000	699,982	666,477
	PROTECTIVE LIFE GLOBAL FU 144A	1.737% 09/21/2030 DD 09/21/20	600,000	600,000	458,172

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	PUBLIC SERVICE ELECTRIC AND GA	1.900% 08/15/2031 DD 08/19/21	650,000	648,414	518,479
	PUGET ENERGY INC	2.379% 06/15/2028 DD 06/14/21	1,200,000	1,200,000	1,022,328
	SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	1,000,000	1,117,630	1,001,210
	SALES TAX SECURITIZATION CORP	2.957% 01/01/2032 DD 01/30/20	700,000	569,254	573,489
	SAN JOSE CA REDEV AGY SUCCESSO	3.125% 08/01/2028 DD 12/21/17	800,000	754,056	724,608
	SANTANDER UK GROUP HOLDINGS PL	VAR RT 08/21/2026 DD 08/21/20	1,000,000	1,000,000	881,640
	SANTANDER UK GROUP HOLDINGS PL	VAR RT 06/14/2027 DD 06/14/21	200,000	200,000	170,284
	SBA TOWER TRUST 144A	2.836% 01/15/2050 DD 09/13/19	800,000	800,000	754,440
	SBA TOWER TRUST 144A	6.599% 01/15/2028 DD 11/23/22	700,000	700,000	704,136
	SEATTLE CHILDREN'S HOSPITAL	1.208% 10/01/2027 DD 02/11/21	600,000	591,198	487,446
	SLM STUDENT LOAN T 10 A7B 144A	VAR RT 10/25/2029 DD 04/25/18	275,794	275,794	273,690
	SLM STUDENT LOAN T 3A A6B 144A	VAR RT 10/25/2064 DD 04/25/14	676,053	668,025	648,693
	SLM STUDENT LOAN TRUST 20 4 A3	VAR RT 01/25/2027 DD 05/19/05	23,987	23,859	23,952
	SMBC AVIATION CAPITAL FIN 144A	3.550% 04/15/2024 DD 04/15/19	900,000	901,386	870,291
	SMBC AVIATION CAPITAL FIN 144A	4.125% 07/15/2023 DD 07/30/18	500,000	498,965	494,715
	SOCIETE GENERALE SA 144A	2.625% 01/22/2025 DD 01/22/20	800,000	798,400	752,616
	SOCIETE GENERALE SA 144A	VAR RT 12/14/2026 DD 12/14/20	700,000	700,000	609,000
	SOUTHERN CALIFORNIA EDISON CO	1.200% 02/01/2026 DD 10/01/20	900,000	898,290	798,966
	SOUTHERN CALIFORNIA GAS CO	2.950% 04/15/2027 DD 03/14/22	800,000	796,200	738,704
	SPIRIT REALTY LP	2.100% 03/15/2028 DD 03/03/21	600,000	596,184	489,462
	STANDARD CHARTERED PLC 144A	VAR RT 03/30/2026 DD 03/30/22	1,000,000	1,000,000	983,650
	SUTTER HEALTH	1.321% 08/15/2025 DD 10/29/20	500,000	500,000	454,350
	TAMPA ELECTRIC CO	3.875% 07/12/2024 DD 07/12/22	1,200,000	1,199,544	1,176,804
	TEXAS ST TRANSPRTN COMMISSIONS	4.000% 10/01/2033 DD 07/01/20	600,000	743,928	545,484
	THORNBURG MORTGAGE SECUR 4 2A1	VAR RT 09/25/2037 DD 08/01/07	14,751	14,745	14,167
	U S TREASURY NOTE	0.250% 05/31/2025 DD 05/31/20	5,700,000	5,664,598	5,178,792
	U S TREASURY NOTE	0.250% 10/31/2025 DD 10/31/20	13,000,000	12,911,641	11,636,040
	U S TREASURY NOTE	0.375% 11/30/2025 DD 11/30/20	12,000,000	11,999,531	10,744,200
	U S TREASURY NOTE	1.375% 01/31/2025 DD 01/31/20	1,800,000	1,835,508	1,692,630
	U S TREASURY NOTE	1.500% 11/30/2024 DD 11/30/19	7,700,000	7,655,785	7,290,360
	U S TREASURY NOTE	0.625% 12/31/2027 DD 12/31/20	7,000,000	6,988,233	5,940,970
	U S TREASURY NOTE	0.375% 12/31/2025 DD 12/31/20	2,400,000	2,393,063	2,147,064
	U S TREASURY NOTE	0.375% 01/31/2026 DD 01/31/21	5,300,000	5,278,290	4,720,127
	U S TREASURY NOTE	0.750% 01/31/2028 DD 01/31/21	8,900,000	8,867,320	7,581,732
	U S TREASURY NOTE	1.125% 02/29/2028 DD 02/28/21	4,000,000	3,990,854	3,470,160
	U S TREASURY NOTE	0.500% 02/28/2026 DD 02/28/21	3,600,000	3,551,820	3,211,596
	U S TREASURY NOTE	0.750% 03/31/2026 DD 03/31/21	7,500,000	7,439,187	6,730,050
	U S TREASURY NOTE	0.875% 09/30/2026 DD 09/30/21	5,000,000	4,931,096	4,445,700
	U S TREASURY NOTE	1.250% 11/30/2026 DD 11/30/21	1,500,000	1,501,289	1,347,840
	U S TREASURY NOTE	1.875% 02/15/2032 DD 02/15/22	500,000	485,977	425,665
	U S TREASURY NOTE	2.875% 05/15/2032 DD 05/15/22	1,100,000	1,087,625	1,017,324
	U S TREASURY NOTE	3.250% 06/30/2029 DD 06/30/22	1,100,000	1,111,859	1,055,054
	U S TREASURY NOTE	3.250% 06/30/2027 DD 06/30/22	3,100,000	3,128,699	3,002,040
	U S TREASURY NOTE	4.125% 11/15/2032 DD 11/15/22	1,400,000	1,428,602	1,433,908
	UBS COMMERCIAL MORTGAGE C4 ASB	3.366% 10/15/2050 DD 10/01/17	473,928	488,129	450,203
	UBS COMMERCIAL MORTGAGE C7 ASB	3.586% 12/15/2050 DD 12/01/17	800,000	823,995	764,776

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	UBS GROUP AG 144A	VAR RT 08/13/2030 DD 08/13/19	1,100,000	1,226,082	932,547
	UBS GROUP AG 144A	VAR RT 08/05/2027 DD 08/05/22	1,000,000	1,000,000	967,660
	UNITED STATES INTERNATIONAL DE	3.790% 06/15/2034 DD 03/17/14	798,085	798,459	752,802
	UNIV OF CALIFORNIA CA REVENUES	2.719% 05/15/2024 DD 09/28/17	700,000	700,000	681,394
	UNIV OF CALIFORNIA CA REVENUES	1.897% 05/15/2030 DD 03/10/21	500,000	500,000	404,105
	US 10YR NOTE FUTURE (CBT)	EXP MAR 23	83	—	(22,047)
	US 10YR ULTRA FUTURE (CBT)	EXP MAR 23	15	—	(7,335)
	US ULTRA BOND (CBT)	EXP MAR 23	(7)	—	(5,469)
	UTAH ST	3.539% 07/01/2025 DD 09/30/10	990,990	1,064,985	972,052
	VERIZON COMMUNICATIONS INC	2.550% 03/21/2031 DD 03/22/21	2,100,000	2,183,643	1,729,896
	WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	1,600,000	1,656,176	1,483,616
	WELLS FARGO & CO	VAR RT 10/30/2030 DD 10/31/19	800,000	854,464	682,000
	WELLS FARGO COMMERCIAL C30 ASB	3.412% 09/15/2058 DD 08/01/15	402,437	430,828	390,602
	WELLS FARGO COMMERCIAL C35 ASB	2.788% 07/15/2048 DD 07/01/16	402,911	414,985	385,707
	WEYERHAEUSER CO	4.000% 04/15/2030 DD 03/30/20	300,000	295,410	273,924
	WISCONSIN ELECTRIC POWER CO	2.050% 12/15/2024 DD 12/10/19	900,000	899,829	852,327
	WISCONSIN ST GEN FUND ANNUAL A	1.486% 05/01/2029 DD 03/10/21	900,000	723,663	733,365
	WYANDOTTE CNTY/KANSAS CITY KS	1.562% 09/01/2026 DD 09/15/20	1,000,000	1,000,000	893,840
	YALE UNIVERSITY	0.873% 04/15/2025 DD 06/09/20	1,100,000	1,100,000	1,012,440
	ZIMMER BIOMET HOLDINGS INC	3.550% 04/01/2025 DD 03/19/15	700,000	686,987	676,347
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		16,777,590	16,777,590
	TOTAL UNDERLYING ASSETS			$256,877,930	$229,343,274

	PACIFIC LIFE INS G-27523.01.0001 - 59.5% of MARKET VALUE				$136,528,051
	IGT INVESCO SHORT-TERM BOND FUND				152,875,377
	FAIR VALUE PACIFIC LIFE INS - G-27523.01.0001				289,403,428
	PACIFIC LIFE INS G-27523.01.0001 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				22,667,874
	PACIFIC LIFE INS G-27523.01.0001 - CONTRACT VALUE				$312,071,302

	VOYA RETIREMENT & ANNUITY 60031 - 40.5% of MARKET VALUE				$92,815,223
	IGT INVESCO SHORT-TERM BOND FUND				215,443,994
	FAIR VALUE VOYA RETIREMENT & ANNUITY 60031				308,259,217
	VOYA RETIREMENT & ANNUITY 60031 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				23,207,985
	VOYA RETIREMENT & ANNUITY 60031 - CONTRACT VALUE				$331,467,202
*	Represents a party-in-interest to the Plan

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX B - UNDERLYING ASSETS FOR TRANSAMERICA MDA01078TR and PRUDENTIAL GA-62233
December 31, 2022

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ABBVIE INC	4.250% 11/14/2028 DD 09/18/18	565,000	$560,166	$545,873
	ABBVIE INC	3.200% 11/21/2029 DD 05/21/20	695,000	713,120	629,135
	AERCAP IRELAND CAPITAL DAC / A	1.650% 10/29/2024 DD 10/29/21	965,000	963,823	890,463
	AERCAP IRELAND CAPITAL DAC / A	2.450% 10/29/2026 DD 10/29/21	480,000	425,478	420,226
	ALTRIA GROUP INC	2.350% 05/06/2025 DD 05/06/20	520,000	519,782	489,268
	AMERICAN ELECTRIC POWER CO INC	1.000% 11/01/2025 DD 11/20/20	245,000	244,434	219,140
	AMERICAN EXPRESS CO	2.250% 03/04/2025 DD 03/04/22	520,000	519,475	491,057
	AMERICAN EXPRESS CO	3.375% 05/03/2024 DD 05/03/22	525,000	524,948	514,516
	AMERICAN EXPRESS CO	3.950% 08/01/2025 DD 08/03/22	545,000	544,455	534,329
	AMERICAN EXPRESS CREDIT AC 3 A	3.750% 08/15/2027 DD 08/16/22	1,485,000	1,484,976	1,452,879
	AMERICAN HONDA FINANCE CORP	2.000% 03/24/2028 DD 03/24/21	390,000	389,341	336,590
	AMERICAN INTERNATIONAL GROUP I	3.900% 04/01/2026 DD 03/22/16	217,000	216,892	210,434
	AMERICAN TOWER CORP	1.875% 10/15/2030 DD 09/28/20	1,175,000	1,169,760	909,415
	AMERICREDIT AUTOMOBILE RE 1 A2	2.050% 01/20/2026 DD 03/16/22	605,513	605,479	598,350
	AMGEN INC	2.200% 02/21/2027 DD 02/21/20	765,000	782,220	687,330
	AMGEN INC	4.050% 08/18/2029 DD 08/18/22	1,045,000	1,043,610	978,799
	AT&T INC	1.650% 02/01/2028 DD 08/04/20	430,000	429,458	363,797
	AVALONBAY COMMUNITIES INC	2.450% 01/15/2031 DD 05/22/20	845,000	846,607	700,995
	BANK OF AMERICA CORP	4.450% 03/03/2026 DD 03/03/16	1,195,000	1,234,171	1,171,901
	BANK OF AMERICA CORP	VAR RT 10/01/2025 DD 09/18/17	75,000	75,026	71,841
	BANK OF AMERICA CORP	VAR RT 12/20/2028 DD 12/20/17	1,115,000	1,206,482	1,009,744
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	1,070,000	1,125,090	1,060,317
	BANK OF AMERICA CORP	VAR RT 07/23/2030 DD 07/23/19	260,000	260,000	224,206
	BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	155,000	154,710	137,863
	BANK OF AMERICA CORP	VAR RT 06/14/2029 DD 06/14/21	530,000	526,758	446,917
	BANK OF AMERICA CORP	VAR RT 07/22/2027 DD 04/22/21	400,000	347,108	350,656
	BANK OF AMERICA CORP	VAR RT 07/22/2028 DD 07/22/22	915,000	915,000	894,980
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 10/25/2028 DD 10/25/22	330,000	330,000	340,709
	BAT CAPITAL CORP	2.259% 03/25/2028 DD 09/25/20	1,205,000	1,205,000	1,003,199
	BAT INTERNATIONAL FINANCE PLC	4.448% 03/16/2028 DD 03/16/22	475,000	475,000	441,289
	BBCMS MORTGAGE TRUST 20 C18 A5	VAR RT 12/15/2055 DD 12/01/22	515,000	530,440	540,657
	BERKSHIRE HATHAWAY ENERGY CO	3.700% 07/15/2030 DD 01/15/21	1,235,000	1,267,297	1,134,533
	BMW US CAPITAL LLC 144A	3.800% 04/06/2023 DD 04/09/20	325,000	324,665	324,233
	BOSTON GAS CO 144A	3.001% 08/01/2029 DD 07/29/19	390,000	390,000	335,314
	BOSTON PROPERTIES LP	3.400% 06/21/2029 DD 06/21/19	415,000	414,232	358,319
	CAMDEN PROPERTY TRUST	2.800% 05/15/2030 DD 04/20/20	200,000	199,858	172,520
	CANADIAN NATIONAL RAILWAY CO	3.850% 08/05/2032 DD 08/05/22	470,000	468,148	437,199
	CAPITAL ONE MULTI-ASSET E A3 A	4.950% 10/15/2027 DD 11/03/22	1,915,000	1,909,165	1,931,258
	CARRIER GLOBAL CORP	2.242% 02/15/2025 DD 08/15/20	425,000	425,000	400,669
	CDC MORTGAGE CAPITAL TR HE1 M1	VAR RT 08/25/2033 DD 03/28/03	836	831	842
	CDC MORTGAGE CAPITAL TR HE2 M1	VAR RT 10/25/2033 DD 05/29/03	613	613	603

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	CHARLES SCHWAB CORP/THE	2.450% 03/03/2027 DD 03/03/22	370,000	369,600	337,862
	CITIBANK CREDIT CARD ISS A6 A6	VAR RT 05/14/2029 DD 05/22/17	1,620,000	1,616,966	1,589,738
	CITIGROUP INC	VAR RT 03/31/2031 DD 03/31/20	890,000	890,000	819,539
	CITIGROUP INC	VAR RT 04/24/2025 DD 04/24/19	1,455,000	1,458,405	1,409,750
	CITIGROUP INC	VAR RT 09/29/2026 DD 09/29/22	1,725,000	1,725,000	1,729,761
	CNH EQUIPMENT TRUST 2022- B A3	3.890% 08/16/2027 DD 08/23/22	250,000	249,962	244,082
	CNH EQUIPMENT TRUST 2022- C A3	5.150% 04/17/2028 DD 11/23/22	960,000	959,837	965,424
	COMCAST CORP	1.500% 02/15/2031 DD 08/25/20	1,300,000	1,295,619	1,014,988
	COMCAST CORP	3.400% 04/01/2030 DD 03/27/20	210,000	199,655	191,869
	CVS HEALTH CORP	4.300% 03/25/2028 DD 03/09/18	439,000	514,214	425,338
	CVS HEALTH CORP	4.780% 03/25/2038 DD 03/09/18	205,000	201,355	187,407
	CVS HEALTH CORP	3.750% 04/01/2030 DD 03/31/20	410,000	409,086	373,727
	DIAGEO CAPITAL PLC	5.300% 10/24/2027 DD 10/24/22	1,100,000	1,098,372	1,124,970
	DLLST 2022-1 LLC 1A A3 144A	3.400% 01/21/2025 DD 05/04/22	1,070,000	1,069,844	1,040,671
	DTE ENERGY CO	STEP 10/01/2024 DD 07/01/2019	380,000	379,875	363,402
	DUKE ENERGY CORP	0.900% 09/15/2025 DD 09/11/20	960,000	959,530	858,605
	DUKE ENERGY FLORIDA LLC	3.200% 01/15/2027 DD 01/06/17	350,000	349,790	331,156
	DUPONT DE NEMOURS INC	4.493% 11/15/2025 DD 11/28/18	1,235,000	1,409,543	1,215,549
	EDVESTINU PRIVATE EDU A A 144A	5.250% 11/25/2040 DD 09/29/22	501,286	488,882	487,004
	ELEVANCE HEALTH INC	2.375% 01/15/2025 DD 09/09/19	285,000	292,983	270,741
	EMERSON ELECTRIC CO	2.000% 12/21/2028 DD 12/21/21	1,160,000	1,157,436	987,636
	EQUINIX INC	1.550% 03/15/2028 DD 10/07/20	610,000	609,445	505,147
	EQUINIX INC	3.900% 04/15/2032 DD 04/05/22	670,000	666,476	597,466
	EQUINOR ASA	2.875% 04/06/2025 DD 04/06/20	1,290,000	1,298,915	1,236,994
	EQUINOR ASA	3.000% 04/06/2027 DD 04/06/20	645,000	654,724	602,546
	ERP OPERATING LP	3.000% 07/01/2029 DD 06/26/19	380,000	378,404	332,922
	EXELON CORP	3.950% 06/15/2025 DD 12/15/15	795,000	803,283	776,771
	EXXON MOBIL CORP	2.992% 03/19/2025 DD 03/19/20	475,000	481,284	457,990
	FEDERAL HOME LN MTG CORP STRIP	0.000% 07/15/2031 DD 02/20/02	215,000	184,304	150,870
	FHLMC POOL #QA-0326	5.000% 06/01/2049 DD 06/01/19	29,816	31,875	29,682
	FHLMC POOL #QA-1120	4.000% 07/01/2049 DD 07/01/19	77,874	81,476	73,869
	FHLMC POOL #ZN-6298	4.000% 05/01/2049 DD 05/01/19	29,355	30,524	28,025
	FHLMC MULTICLASS MTG K144 A2	2.450% 04/25/2032 DD 05/01/22	2,740,000	2,285,652	2,322,999
	FHLMC MULTICLASS MTG K146 A2	2.920% 06/25/2032 DD 06/01/22	335,000	294,434	295,447
	FHLMC MULTICLASS MTG K147 A2	VAR RT 06/25/2032 DD 07/01/22	330,000	291,973	292,954
	FHLMC MULTICLASS MTG K148 A2	VAR RT 07/25/2032 DD 08/01/22	225,000	207,527	208,078
	FHLMC MULTICLASS MTG K149 A2	VAR RT 08/25/2032 DD 09/01/22	430,000	396,070	398,550
	FIRSTKEY HOMES 202 SFR2 A 144A	1.266% 10/19/2037 DD 10/20/20	1,700,876	1,703,468	1,508,490
	FNMA POOL #0BL0760	3.790% 12/01/2025 DD 12/01/18	192,730	206,424	187,470
	FNMA POOL #0BM5680	5.000% 03/01/2049 DD 03/01/19	38,866	41,467	38,719
	FNMA POOL #0FS2559	3.000% 12/01/2051 DD 07/01/22	6,635,216	5,615,051	5,834,942
	FORD CREDIT AUTO OWNER TR D A3	5.270% 05/17/2027 DD 11/22/22	695,000	694,902	702,318
	GE HEALTHCARE TECHNOLOGIE 144A	5.600% 11/15/2025 DD 11/22/22	970,000	967,856	976,722
	GENERAL MOTORS FINANCIAL CO IN	5.000% 04/09/2027 DD 06/09/22	400,000	399,552	388,136
	GM FINANCIAL AUTOMOBILE L 3 A3	4.010% 09/22/2025 DD 08/17/22	605,000	604,944	594,636
	GNMA II POOL #0891616	VAR RT 06/20/2058 DD 07/01/08	105,229	107,294	105,454

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	1,700,000	1,700,000	1,468,375
	GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2032 DD 10/21/21	845,000	845,000	669,477
	GOLDMAN SACHS GROUP INC/THE	3.750% 02/25/2026 DD 02/25/16	955,000	938,658	919,655
	GOLDMAN SACHS GROUP INC/THE	2.600% 02/07/2030 DD 02/07/20	90,000	78,285	75,324
	GREATAMERICA LEASING 1 A3 144A	5.080% 09/15/2026 DD 10/12/22	565,000	564,903	563,497
	GS MORTGAGE-BACKE PJ2 A24 144A	VAR RT 06/25/2052 DD 02/01/22	556,472	551,081	492,477
	GSK CONSUMER HEALTHCARE CAPITA	3.375% 03/24/2027 DD 09/24/22	250,000	249,715	233,095
	GSK CONSUMER HEALTHCARE CAPITA	3.375% 03/24/2029 DD 09/24/22	895,000	886,678	806,538
	GUARDIAN LIFE GLOBAL FUND 144A	0.875% 12/10/2025 DD 12/10/20	1,115,000	1,114,242	985,270
	GUARDIAN LIFE GLOBAL FUND 144A	3.246% 03/29/2027 DD 03/29/22	245,000	242,141	229,580
	HOME PARTNERS OF AMER 1 A 144A	3.930% 04/17/2039 DD 04/06/22	1,428,389	1,414,010	1,340,628
	HONDA AUTO RECEIVABLES 20 2 A3	3.730% 07/20/2026 DD 08/24/22	210,000	209,987	205,611
	HSBC HOLDINGS PLC	4.300% 03/08/2026 DD 03/08/16	445,000	446,902	431,054
	HSBC HOLDINGS PLC	VAR RT 06/19/2029 DD 06/19/18	625,000	625,000	576,475
	HSBC HOLDINGS PLC	4.950% 03/31/2030 DD 03/31/20	255,000	254,681	243,806
	HSBC HOLDINGS PLC	VAR RT 04/18/2026 DD 08/18/20	1,300,000	1,300,000	1,175,733
	HSBC HOLDINGS PLC	VAR RT 03/10/2026 DD 03/10/22	200,000	196,114	188,108
	HSBC USA INC	3.750% 05/24/2024 DD 05/24/22	1,155,000	1,154,954	1,133,240
	HYUNDAI AUTO LEASE S C A3 144A	4.380% 10/15/2025 DD 09/21/22	560,000	559,751	554,047
	INTERCONTINENTAL EXCHANGE INC	2.100% 06/15/2030 DD 05/26/20	1,440,000	1,429,776	1,179,247
	INTERNATIONAL FLAVORS & F 144A	1.832% 10/15/2027 DD 09/16/20	1,070,000	1,069,989	899,421
	JP MORGAN MORTGAGE 11 A3 144A	VAR RT 01/25/2052 DD 08/01/21	485,161	444,378	390,138
	JP MORGAN MORTGAGE T 3 A2 144A	VAR RT 08/25/2052 DD 03/01/22	1,224,912	1,168,068	1,015,048
	JP MORGAN MORTGAGE T 8 A3 144A	VAR RT 12/25/2051 DD 06/01/21	777,855	735,316	625,505
	JPMORGAN CHASE & CO	VAR RT 05/13/2031 DD 05/13/20	455,000	455,000	375,989
	JPMORGAN CHASE & CO	VAR RT 04/22/2027 DD 04/22/21	815,000	815,000	717,306
	JPMORGAN CHASE & CO	VAR RT 09/22/2027 DD 09/22/21	1,200,000	1,200,000	1,039,308
	JPMORGAN CHASE & CO	VAR RT 07/25/2028 DD 07/25/22	2,990,000	2,990,000	2,921,649
	KEURIG DR PEPPER INC	4.417% 05/25/2025 DD 05/25/19	60,000	60,000	59,365
	KEYCORP	VAR RT 05/23/2025 DD 05/23/22	565,000	565,000	553,039
	KIMBERLY-CLARK CORP	3.100% 03/26/2030 DD 03/26/20	215,000	214,834	193,962
	KINDER MORGAN INC	4.300% 06/01/2025 DD 11/26/14	415,000	424,418	407,318
	LONG BEACH MORTGAGE LOAN 3 M1	VAR RT 07/25/2033 DD 06/05/03	16,025	16,025	15,385
	LOWE'S COS INC	4.500% 04/15/2030 DD 03/26/20	900,000	915,071	864,828
	LOWE'S COS INC	1.300% 04/15/2028 DD 10/22/20	605,000	604,614	503,584
	MASSMUTUAL GLOBAL FUNDING 144A	4.150% 08/26/2025 DD 08/26/22	540,000	539,444	528,682
	MCDONALD'S CORP	2.625% 09/01/2029 DD 08/12/19	615,000	610,474	540,819
	MCDONALD'S CORP	3.500% 07/01/2027 DD 03/27/20	455,000	463,157	432,259
	MCDONALD'S CORP	3.600% 07/01/2030 DD 03/27/20	225,000	263,045	206,921
	MERCEDES-BENZ FINANCE NOR 144A	2.700% 06/14/2024 DD 08/15/19	470,000	469,187	453,982
	MERCEDES-BENZ FINANCE NOR 144A	0.750% 03/01/2024 DD 03/02/21	885,000	883,407	840,573
	MONDELEZ INTERNATIONAL INC	2.750% 04/13/2030 DD 04/13/20	186,000	189,326	160,654
	MONDELEZ INTERNATIONAL INC	2.625% 03/17/2027 DD 03/17/22	555,000	553,579	504,140
	MORGAN STANLEY	VAR RT 07/22/2025 DD 07/23/19	775,000	775,000	741,226
	MORGAN STANLEY	4.000% 07/23/2025 DD 07/23/15	365,000	364,701	356,890
	MORGAN STANLEY	VAR RT 04/01/2031 DD 03/31/20	2,230,000	2,230,000	1,952,276

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	MORGAN STANLEY ABS CAPI NC7 M1	VAR RT 06/25/2033 DD 07/30/03	699	699	693
	NATIONAL RURAL UTILITIES COOPE	1.875% 02/07/2025 DD 02/07/22	235,000	234,993	220,517
	NAVIENT PRIVATE ED BA A2A 144A	3.610% 12/15/2059 DD 05/24/18	216,531	227,357	210,102
	NAVIENT PRIVATE ED DA A2A 144A	4.000% 12/15/2059 DD 10/25/18	640,431	628,200	613,123
	NAVIENT PRIVATE EDU CA A2 144A	3.130% 02/15/2068 DD 05/16/19	349,837	360,004	330,396
	NAVIENT PRIVATE EDUC DA A 144A	1.690% 05/15/2069 DD 06/11/20	132,094	133,973	118,825
	NAVIENT PRIVATE EDUCA A A 144A	0.840% 05/15/2069 DD 01/28/21	83,140	83,128	71,950
	NAVIENT STUDENT LO 1A A1A 144A	1.310% 12/26/2069 DD 02/18/21	356,374	356,268	296,963
	NAVIENT STUDENT LO BA A2A 144A	3.390% 12/15/2059 DD 03/21/19	232,988	244,856	220,258
	NEW YORK LIFE GLOBAL FUND 144A	2.900% 01/17/2024 DD 01/17/17	1,570,000	1,568,618	1,535,758
	NORTHWESTERN MUTUAL GLOBA 144A	0.800% 01/14/2026 DD 01/14/21	620,000	618,909	549,097
	NORTHWESTERN MUTUAL GLOBA 144A	4.350% 09/15/2027 DD 09/15/22	500,000	499,800	487,560
	NVIDIA CORP	2.850% 04/01/2030 DD 03/31/20	300,000	298,887	261,975
	ORACLE CORP	2.950% 11/15/2024 DD 11/09/17	1,340,000	1,387,132	1,291,237
	OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	550,000	552,516	514,982
	PACIFIC GAS AND ELECTRIC CO	4.950% 06/08/2025 DD 06/08/22	390,000	389,540	384,279
	PACIFIC LIFE GLOBAL FUNDI 144A	1.200% 06/24/2025 DD 06/24/20	665,000	663,524	603,341
	PARKER-HANNIFIN CORP	2.700% 06/14/2024 DD 06/14/19	300,000	299,862	289,002
	PARKER-HANNIFIN CORP	4.250% 09/15/2027 DD 06/15/22	535,000	533,866	519,662
	PHILIP MORRIS INTERNATIONAL IN	2.875% 05/01/2024 DD 05/01/19	805,000	800,548	781,422
	PHILLIPS 66	1.300% 02/15/2026 DD 11/18/20	330,000	329,868	296,116
	PROGRESS RESIDENTIAL SFR3 A 144A	2.271% 09/17/2036 DD 08/22/19	425,727	428,654	402,959
	PROGRESS RESIDENTIAL SFR4 A 144A	2.687% 10/17/2036 DD 10/03/19	1,035,000	1,045,835	980,559
	PUBLIC SERVICE ENTERPRISE GROU	1.600% 08/15/2030 DD 08/14/20	880,000	878,381	684,306
	RATE MORTGAGE TRUST J1 A7 144A	VAR RT 01/25/2052 DD 01/01/22	596,273	596,142	497,840
	RCKT MORTGAGE TRUST 2 A2 144A	VAR RT 02/25/2052 DD 02/01/22	401,573	379,800	322,921
	RECKITT BENCKISER TREASUR 144A	2.750% 06/26/2024 DD 06/26/17	1,500,000	1,498,380	1,449,930
	REPUBLIC SERVICES INC	1.450% 02/15/2031 DD 08/20/20	1,115,000	1,109,615	862,486
	RESOLUTION FDG CORP PRIN STRIP	0.000% 04/15/2030 DD 04/15/90	925,000	813,433	673,197
	RESOLUTION FDG CORP STRIP	0.000% 01/15/2030 DD 01/15/90	660,000	579,821	483,457
	ROPER TECHNOLOGIES INC	1.000% 09/15/2025 DD 09/01/20	345,000	344,545	309,382
	S&P GLOBAL INC 144A	2.450% 03/01/2027 DD 03/18/22	1,180,000	1,173,840	1,077,765
	SANTANDER DRIVE AUTO RECE 2 A2	2.120% 10/15/2026 DD 03/30/22	296,582	296,540	295,657
	SANTANDER RETAIL AUT B A3 144A	3.280% 11/20/2025 DD 04/20/22	750,000	749,975	729,308
	SIEMENS FINANCIERINGSMAAT 144A	1.200% 03/11/2026 DD 03/11/21	935,000	934,046	834,160
	SMB PRIVATE EDUCATI A A2B 144A	1.590% 01/15/2053 DD 02/09/21	320,192	296,066	279,970
	SOUTHERN CALIFORNIA EDISON CO	0.700% 08/01/2023 DD 08/10/21	485,000	485,000	472,443
	SOUTHERN CO/THE	2.950% 07/01/2023 DD 05/24/16	785,000	784,333	777,393
	SOUTHERN CO/THE	1.750% 03/15/2028 DD 02/26/21	655,000	644,459	552,525
	SOUTHWESTERN ELECTRIC POWER CO	1.650% 03/15/2026 DD 03/10/21	290,000	289,971	259,628
	TEXAS ELECTRIC MARKET STA 144A	4.265% 08/01/2036 DD 06/15/22	745,000	744,990	708,778
	T-MOBILE USA INC	2.400% 03/15/2029 DD 12/06/21	445,000	444,706	375,851
	T-MOBILE USA INC	3.875% 04/15/2030 DD 04/15/21	540,000	474,098	490,433
	T-MOBILE USA INC	5.200% 01/15/2033 DD 09/15/22	430,000	429,316	427,880
	TORONTO-DOMINION BANK/THE	2.800% 03/10/2027 DD 03/10/22	1,080,000	1,077,851	991,894
	TOYOTA AUTO LOAN EXT 1A A 144A	3.820% 04/25/2035 DD 05/18/22	580,000	539,309	550,229

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	TOYOTA AUTO LOAN EXT 1A A 144A	2.560% 11/25/2031 DD 06/19/19	335,000	325,680	322,910
	TOYOTA AUTO LOAN EXT 1A A 144A	1.350% 05/25/2033 DD 06/08/20	1,020,000	933,372	933,800
	TRANSCANADA PIPELINES LTD	4.625% 03/01/2034 DD 02/28/14	305,000	303,621	279,060
	TRUIST FINANCIAL CORP	VAR RT 06/06/2028 DD 06/06/22	1,130,000	1,130,000	1,080,133
	TRUIST FINANCIAL CORP	VAR RT 07/28/2026 DD 07/28/22	650,000	650,000	639,184
	TSMC ARIZONA CORP	1.750% 10/25/2026 DD 10/25/21	640,000	639,846	571,725
	TSMC GLOBAL LTD 144A	1.375% 09/28/2030 DD 09/28/20	1,575,000	1,560,557	1,212,309
	U S TREASURY BOND	1.750% 08/15/2041 DD 08/15/21	945,000	923,864	651,492
	U S TREASURY BOND	2.000% 11/15/2041 DD 11/15/21	7,200,000	6,844,290	5,178,672
	U S TREASURY NOTE	1.375% 10/31/2028 DD 10/31/21	2,960,000	2,837,124	2,560,518
	U S TREASURY NOTE	2.500% 05/15/2024 DD 05/15/14	25,170,000	24,362,535	24,439,567
	U S TREASURY NOTE	2.750% 04/30/2027 DD 04/30/22	28,875,000	28,526,656	27,404,108
	U S TREASURY NOTE	3.000% 07/15/2025 DD 07/15/22	33,455,000	33,218,386	32,429,270
	U S TREASURY NOTE	2.625% 07/31/2029 DD 07/31/22	31,160,000	27,220,071	25,499,908
	U S TREASURY NOTE	4.250% 10/15/2025 DD 10/15/22	20,200,000	20,086,755	20,201,616
	UNION PACIFIC CORP	2.891% 04/06/2036 DD 04/06/21	400,000	402,416	319,452
	US 10YR NOTE FUTURE (CBT)	EXP MAR 23	12	—	(17,813)
	US 10YR ULTRA FUTURE (CBT)	EXP MAR 23	(106)	—	72,278
	US 2YR NOTE FUTURE (CBT)	EXP MAR 23	47	—	8,109
	US 5YR NOTE FUTURE (CBT)	EXP MAR 23	481	—	(58,868)
	US BANCORP	VAR RT 10/21/2026 DD 10/21/22	1,180,000	1,180,000	1,202,361
	US LONG BOND FUTURE (CBT)	EXP MAR 23	(86)	—	20,123
	USAA CAPITAL CORP 144A	2.125% 05/01/2030 DD 04/21/20	250,000	249,280	205,463
	VERIZON COMMUNICATIONS INC	4.500% 08/10/2033 DD 08/10/17	690,000	688,054	648,352
	VERIZON COMMUNICATIONS INC	1.750% 01/20/2031 DD 11/20/20	1,120,000	1,114,904	871,752
	VERIZON COMMUNICATIONS INC	1.680% 10/30/2030 DD 04/30/21	305,000	275,067	238,476
	VIATRIS INC	2.700% 06/22/2030 DD 06/22/21	410,000	369,544	321,415
	VOLKSWAGEN AUTO LEASE TRU A A3	3.440% 07/21/2025 DD 06/14/22	305,000	304,976	298,476
	VOLKSWAGEN GROUP OF AMERI 144A	0.875% 11/22/2023 DD 11/24/20	865,000	863,703	831,992
	WALT DISNEY CO/THE	3.350% 03/24/2025 DD 03/23/20	1,155,000	1,179,262	1,119,403
	WARNERMEDIA HOLDINGS INC 144A	3.755% 03/15/2027 DD 03/15/22	225,000	202,984	203,132
	WARNERMEDIA HOLDINGS INC 144A	4.054% 03/15/2029 DD 03/15/22	220,000	220,000	190,692
	WARNERMEDIA HOLDINGS INC 144A	4.279% 03/15/2032 DD 03/15/22	155,000	154,078	127,855
	WEC ENERGY GROUP INC	0.800% 03/15/2024 DD 03/19/21	630,000	629,742	597,051
	WELLS FARGO & CO	VAR RT 06/17/2027 DD 06/17/19	790,000	790,000	732,535
	WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	1,640,000	1,640,000	1,551,670
	WELLS FARGO & CO	VAR RT 04/04/2031 DD 03/30/20	1,080,000	1,080,000	1,015,200
	WELLS FARGO & CO	VAR RT 04/30/2026 DD 04/30/20	720,000	720,000	670,586
	WISCONSIN ELECTRIC POWER CO	1.700% 06/15/2028 DD 06/15/21	300,000	299,940	255,582
	WORLD OMNI AUTO RECEIVABL D A3	5.610% 02/15/2028 DD 11/16/22	1,100,000	1,099,799	1,112,188
	AMEREN CORP	2.500% 09/15/2024 DD 09/16/19	265,000	282,151	253,579
	ARCHER-DANIELS-MIDLAND CO	6.750% 12/15/2027 DD 12/15/97	505,000	574,306	544,037
	AT&T INC	2.300% 06/01/2027 DD 05/28/20	80,000	72,477	71,291
	BAE SYSTEMS HOLDINGS INC 144A	3.850% 12/15/2025 DD 12/10/15	150,000	165,425	144,752
	BANK OF AMERICA CORP	VAR RT 12/06/2025 DD 12/06/21	45,000	44,559	41,530
	BANK OF AMERICA CORP	VAR RT 01/23/2026 DD 01/23/18	410,000	400,380	391,841

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	BANK OF AMERICA CORP	VAR RT 06/19/2026 DD 06/19/20	575,000	507,990	518,846
	BANK OF AMERICA CORP	VAR RT 03/11/2027 DD 03/11/21	565,000	496,853	500,053
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 06/13/2028 DD 06/13/22	125,000	125,000	119,654
	BARCLAYS PLC	VAR RT 11/24/2027 DD 11/24/21	230,000	230,093	199,279
	BARCLAYS PLC	VAR RT 08/09/2028 DD 08/09/22	65,000	65,192	63,053
	BARCLAYS PLC	VAR RT 11/02/2028 DD 11/02/22	350,000	350,000	364,844
	BAT INTERNATIONAL FINANCE PLC	4.448% 03/16/2028 DD 03/16/22	580,000	580,000	538,837
	BOEING CO/THE	4.875% 05/01/2025 DD 05/04/20	500,000	502,840	495,400
	BOEING CO/THE	2.196% 02/04/2026 DD 02/04/21	240,000	236,083	218,292
	CARGILL INC 144A	4.875% 10/10/2025 DD 10/11/22	265,000	264,767	264,120
	CITIGROUP INC	VAR RT 06/09/2027 DD 06/09/21	875,000	747,517	759,903
	CITIGROUP INC	VAR RT 01/28/2027 DD 01/28/21	910,000	790,471	793,402
	CITIGROUP INC	VAR RT 01/25/2026 DD 01/25/22	185,000	168,787	171,567
	CNH INDUSTRIAL CAPITAL LLC	5.450% 10/14/2025 DD 10/14/22	505,000	501,712	506,550
	COMMONSPIRIT HEALTH	6.073% 11/01/2027 DD 10/25/22	400,000	400,000	409,628
	DELL INTERNATIONAL LLC / EMC C	4.000% 07/15/2024 DD 01/15/21	590,000	587,398	578,802
	DELTA AIR LINES INC / SKY 144A	4.750% 10/20/2028 DD 09/23/20	250,000	240,775	235,328
	DEUTSCHE BANK AG/NEW YORK NY	VAR RT 11/24/2026 DD 11/24/20	725,000	649,491	640,197
	DNB BANK ASA 144A	VAR RT 03/28/2025 DD 03/30/22	1,120,000	1,120,000	1,080,654
	DTE ENERGY CO	STEP 10/01/2024 DD 07/01/2019	835,000	834,724	798,527
	DUKE ENERGY FLORIDA PROJECT FI	2.538% 09/01/2031 DD 06/22/16	717,496	720,114	651,264
	EAST OHIO GAS CO/THE 144A	1.300% 06/15/2025 DD 06/16/20	360,000	359,636	326,524
	ENERGY TRANSFER LP	5.950% 12/01/2025 DD 11/17/15	265,000	302,312	269,076
	ENERGY TRANSFER LP	5.550% 02/15/2028 DD 12/14/22	265,000	264,931	262,392
	ENERGY TRANSFER LP / REGENCY E	4.500% 11/01/2023 DD 11/01/13	70,000	69,428	69,482
	ENTERGY CORP	0.900% 09/15/2025 DD 08/26/20	300,000	298,818	267,480
	EVERSOURCE ENERGY	2.800% 05/01/2023 DD 05/13/13	305,000	310,048	303,445
	FEDERAL HOME LN MTG CORP	0.375% 09/23/2025 DD 09/25/20	1,195,000	1,191,403	1,076,337
	FHLMC POOL #ZS-2253	5.500% 08/01/2038 DD 09/01/18	40,569	48,125	42,096
	FOMENTO ECONOMICO MEXICANO SAB	2.875% 05/10/2023 DD 05/10/13	610,000	610,138	603,607
	GE HEALTHCARE TECHNOLOGIE 144A	5.600% 11/15/2025 DD 11/22/22	1,235,000	1,232,271	1,243,559
	GE HEALTHCARE TECHNOLOGIE 144A	5.650% 11/15/2027 DD 11/22/22	465,000	463,135	471,333
	GENERAL ELECTRIC CO	3.375% 03/11/2024 DD 03/11/14	500,000	521,150	488,820
	GENERAL ELECTRIC CO	VAR RT 05/05/2026 DD 05/05/06	260,000	255,986	249,657
	GENERAL MOTORS FINANCIAL CO IN	3.950% 04/13/2024 DD 04/13/17	235,000	240,461	230,448
	GENERAL MOTORS FINANCIAL CO IN	6.050% 10/10/2025 DD 10/12/22	800,000	798,944	813,232
	GOLDMAN SACHS GROUP INC/THE	VAR RT 05/01/2029 DD 04/23/18	405,000	374,459	377,962
	GOLDMAN SACHS GROUP INC/THE	VAR RT 09/10/2027 DD 06/10/21	185,000	155,692	159,794
	GOLDMAN SACHS GROUP INC/THE	VAR RT 02/12/2026 DD 02/12/21	280,000	248,976	253,358
	GOLDMAN SACHS GROUP INC/THE	VAR RT 01/24/2025 DD 01/24/22	215,000	203,562	205,800
	HCA INC	5.875% 02/15/2026 DD 11/13/15	435,000	431,263	438,228
	HSBC HOLDINGS PLC	VAR RT 09/12/2026 DD 09/12/18	175,000	196,912	167,722
	HSBC HOLDINGS PLC	VAR RT 08/17/2029 DD 08/17/21	75,000	57,026	60,887
	ITC HOLDINGS CORP	3.650% 06/15/2024 DD 06/04/14	265,000	277,842	258,611
	ITC HOLDINGS CORP	4.050% 07/01/2023 DD 07/03/13	150,000	157,518	148,755
	JBS USA LUX SA / JBS USA 144A	5.125% 02/01/2028 DD 06/21/22	520,000	509,505	492,570

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	JOHN DEERE CAPITAL CORP	2.800% 09/08/2027 DD 09/08/17	210,000	188,851	193,691
	JOHN DEERE CAPITAL CORP	4.150% 09/15/2027 DD 09/08/22	405,000	404,307	397,070
	JPMORGAN CHASE & CO	VAR RT 06/01/2025 DD 06/01/21	730,000	727,121	680,564
	JPMORGAN CHASE & CO	VAR RT 06/23/2025 DD 06/23/21	595,000	595,184	554,623
	JPMORGAN CHASE & CO	VAR RT 08/09/2025 DD 08/10/21	400,000	400,000	369,340
	JPMORGAN CHASE & CO	VAR RT 04/22/2027 DD 04/22/21	140,000	127,044	123,218
	JPMORGAN CHASE & CO	VAR RT 04/23/2029 DD 04/23/18	275,000	259,174	253,987
	JPMORGAN CHASE & CO	VAR RT 11/19/2026 DD 11/19/20	1,599,000	1,377,171	1,408,319
	KANSAS GAS SERVICE SECURITIZAT	5.486% 08/01/2034 DD 11/18/22	575,000	574,882	580,859
	KEYBANK NA/CLEVELAND OH	5.850% 11/15/2027 DD 11/15/22	745,000	743,756	766,508
	KIMBERLY-CLARK DE MEXICO 144A	3.250% 03/12/2025 DD 03/12/15	520,000	553,129	493,033
	KOMATSU FINANCE AMERICA I 144A	5.499% 10/06/2027 DD 10/06/22	400,000	400,000	407,628
	LEIDOS INC	2.950% 05/15/2023 DD 05/15/21	595,000	592,608	590,246
	LINCOLN NATIONAL CORP	4.000% 09/01/2023 DD 08/16/13	1,000,000	1,034,310	992,100
	LINDE INC/CT	4.700% 12/05/2025 DD 12/05/22	500,000	499,460	501,045
	LSEGA FINANCING PLC 144A	1.375% 04/06/2026 DD 04/06/21	615,000	614,379	541,225
	MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 07/19/2025 DD 07/20/21	1,195,000	1,139,920	1,110,824
	MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 10/11/2025 DD 10/13/21	375,000	342,683	344,959
	MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 01/19/2028 DD 01/19/22	1,100,000	1,022,201	969,562
	MORGAN STANLEY	VAR RT 07/20/2027 DD 07/20/21	210,000	176,379	182,465
	MORGAN STANLEY	VAR RT 01/25/2024 DD 01/25/21	150,000	150,000	148,997
	MORGAN STANLEY	VAR RT 10/21/2025 DD 10/19/21	1,455,000	1,393,178	1,337,349
	MORGAN STANLEY	VAR RT 12/10/2026 DD 12/10/20	265,000	227,195	232,257
	NATIONAL BANK OF CANADA	VAR RT 06/09/2025 DD 06/09/22	670,000	669,491	651,361
	NEXTERA ENERGY CAPITAL HOLDING	4.255% 09/01/2024 DD 08/05/22	125,000	125,318	123,496
	NUCOR CORP	3.950% 05/01/2028 DD 04/26/18	400,000	366,876	378,532
	NUTRIEN LTD	1.900% 05/13/2023 DD 05/13/20	400,000	396,164	395,424
	OFFICE PROPERTIES INCOME TRUST	2.400% 02/01/2027 DD 08/13/21	130,000	129,848	95,311
	OGE ENERGY CORP	0.703% 05/26/2023 DD 05/27/21	470,000	466,606	461,672
	OKLAHOMA DEVELOPMENT FI ONG A1	3.877% 05/01/2037 DD 08/25/22	765,000	765,000	724,470
	OKLAHOMA GAS AND ELECTRIC CO	0.553% 05/26/2023 DD 05/27/21	225,000	225,000	220,991
	ONCOR ELECTRIC DELIVERY CO LLC	0.550% 10/01/2025 DD 04/01/21	500,000	481,580	446,675
	PACIFIC BELL TELEPHONE CO	7.125% 03/15/2026 DD 03/15/93	600,000	750,384	627,888
	PG&E ENERGY RECOVERY FUNDING L	1.460% 07/15/2033 DD 11/12/21	181,543	161,660	158,098
	PG&E WILDFIRE RECOVERY FUNDING	3.594% 06/01/2032 DD 05/10/22	1,543,287	1,543,256	1,463,252
	PG&E WILDFIRE RECOVERY FUNDING	4.022% 06/01/2033 DD 07/20/22	475,000	482,719	452,252
	PINNACLE WEST CAPITAL CORP	1.300% 06/15/2025 DD 06/17/20	205,000	207,956	186,765
	PUBLIC SERVICE ENTERPRISE GROUP	0.841% 11/08/2023 DD 11/08/21	335,000	335,000	322,551
	PUBLIC SERVICE ENTERPRISE GROUP	5.850% 11/15/2027 DD 11/08/22	560,000	559,412	577,158
	RENESAS ELECTRONICS CORP 144A	1.543% 11/26/2024 DD 11/26/21	635,000	635,000	582,473
	ROGERS COMMUNICATIONS INC 144A	3.200% 03/15/2027 DD 03/11/22	900,000	865,341	834,093
	RYDER SYSTEM INC	4.300% 06/15/2027 DD 05/17/22	500,000	499,845	479,585
	SANTANDER UK GROUP HOLDINGS PL	VAR RT 01/11/2028 DD 01/11/22	370,000	312,702	316,391
	SOUTHERN CO/THE	5.150% 10/06/2025 DD 10/06/22	595,000	593,727	599,409
	SYNCHRONY BANK	5.625% 08/23/2027 DD 08/23/22	195,000	195,000	190,447
	TAKE-TWO INTERACTIVE SOFTWARE	3.550% 04/14/2025 DD 04/14/22	810,000	809,660	780,087

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	TCI COMMUNICATIONS INC	7.125% 02/15/2028 DD 02/24/98	410,000	469,151	448,155
	TIME WARNER CABLE ENTERPRISES	8.375% 03/15/2023 DD 09/15/93	80,000	90,834	80,500
	TOYOTA MOTOR CREDIT CORP	3.650% 08/18/2025 DD 08/18/22	130,000	129,883	126,425
	TOYOTA MOTOR CREDIT CORP	4.550% 09/20/2027 DD 09/20/22	475,000	474,539	468,716
	TOYOTA MOTOR CREDIT CORP	5.400% 11/10/2025 DD 11/10/22	825,000	824,027	837,804
	TRANSCONTINENTAL GAS PIPE LINE	7.850% 02/01/2026 DD 08/01/16	600,000	656,832	640,962
	TRITON CONTAINER INTERNAT 144A	1.150% 06/07/2024 DD 06/07/21	345,000	344,634	319,370
	U S TREASURY NOTE	1.500% 09/30/2024 DD 09/30/19	115,000	115,800	109,259
	U S TREASURY NOTE	1.500% 11/30/2024 DD 11/30/19	1,420,000	1,474,415	1,344,456
	U S TREASURY NOTE	1.750% 06/30/2024 DD 06/30/19	6,420,000	6,470,270	6,154,405
	U S TREASURY NOTE	2.125% 03/31/2024 DD 03/31/17	2,480,000	2,557,791	2,403,269
	U S TREASURY NOTE	2.375% 02/29/2024 DD 02/28/19	480,000	514,001	467,645
	U S TREASURY NOTE	2.250% 04/30/2024 DD 04/30/19	2,280,000	2,403,263	2,208,385
	U S TREASURY NOTE	1.500% 10/31/2024 DD 10/31/19	1,155,000	1,214,961	1,094,905
	U S TREASURY NOTE	0.375% 04/30/2025 DD 04/30/20	2,115,000	2,132,515	1,931,756
	U S TREASURY NOTE	0.250% 07/31/2025 DD 07/31/20	9,225,000	9,104,516	8,331,005
	U S TREASURY NOTE	0.250% 08/31/2025 DD 08/31/20	1,225,000	1,207,442	1,102,647
	U S TREASURY NOTE	0.125% 09/15/2023 DD 09/15/20	(1,395,000)	1,351,788	1,352,322
	U S TREASURY NOTE	0.250% 05/31/2025 DD 05/31/20	12,285,000	11,756,466	11,161,660
	U S TREASURY NOTE	0.500% 08/31/2027 DD 08/31/20	275,000	263,509	234,460
	U S TREASURY NOTE	0.125% 01/15/2024 DD 01/15/21	1,055,000	1,052,955	1,006,164
	U S TREASURY NOTE	0.375% 01/31/2026 DD 01/31/21	7,460,000	7,324,827	6,643,801
	U S TREASURY NOTE	0.250% 03/15/2024 DD 03/15/21	2,140,000	2,132,142	2,029,576
	U S TREASURY NOTE	0.750% 03/31/2026 DD 03/31/21	4,410,000	4,315,451	3,957,269
	U S TREASURY NOTE	0.375% 04/15/2024 DD 04/15/21	4,765,000	4,728,123	4,510,740
	U S TREASURY NOTE	0.250% 05/15/2024 DD 05/15/21	2,890,000	2,878,410	2,721,224
	U S TREASURY NOTE	0.875% 06/30/2026 DD 06/30/21	5,795,000	5,769,379	5,188,090
	U S TREASURY NOTE	0.625% 07/31/2026 DD 07/31/21	3,050,000	2,991,781	2,698,305
	U S TREASURY NOTE	0.875% 09/30/2026 DD 09/30/21	7,205,000	6,874,201	6,406,254
	U S TREASURY NOTE	0.375% 10/31/2023 DD 10/31/21	1,665,000	1,655,764	1,605,626
	U S TREASURY NOTE	0.750% 11/15/2024 DD 11/15/21	4,505,000	4,343,533	4,207,265
	U S TREASURY NOTE	1.000% 12/15/2024 DD 12/15/21	1,335,000	1,331,662	1,250,254
	U S TREASURY NOTE	0.750% 12/31/2023 DD 12/31/21	1,565,000	1,564,241	1,504,669
	U S TREASURY NOTE	4.250% 10/15/2025 DD 10/15/22	2,465,000	2,472,222	2,465,197
	U S TREASURY NOTE	2.250% 11/15/2027 DD 11/15/17	20,000	19,180	18,462
	U S TREASURY NOTE	0.250% 10/31/2025 DD 10/31/20	2,775,000	2,584,696	2,483,847
	U S TREASURY NOTE	0.625% 11/30/2027 DD 11/30/20	3,345,000	2,992,939	2,845,592
	U S TREASURY NOTE	0.375% 11/30/2025 DD 11/30/20	1,220,000	1,121,780	1,092,327
	U S TREASURY NOTE	1.125% 08/31/2028 DD 08/31/21	535,000	478,094	457,800
	U S TREASURY NOTE	1.125% 01/15/2025 DD 01/15/22	2,545,000	2,527,467	2,383,062
	U S TREASURY NOTE	1.875% 02/28/2027 DD 02/28/22	935,000	854,728	857,610
	U S TREASURY NOTE	2.250% 03/31/2024 DD 03/31/22	3,905,000	3,885,342	3,789,998
	U S TREASURY NOTE	3.000% 07/31/2024 DD 07/31/22	3,460,000	3,457,570	3,376,060
	U S TREASURY NOTE	2.750% 07/31/2027 DD 07/31/22	8,495,000	8,218,882	8,050,032
	U S TREASURY NOTE	4.375% 10/31/2024 DD 10/31/22	600,000	600,600	598,572
	U S TREASURY NOTE	4.125% 10/31/2027 DD 10/31/22	8,875,000	3,099,259	3,059,751

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	U S TREASURY NOTE	4.125% 11/15/2032 DD 11/15/22	20,000	20,719	20,484
	U S TREASURY NOTE	4.500% 11/30/2024 DD 11/30/22	6,675,000	6,686,637	6,678,671
	U S TREASURY NOTE	3.875% 11/30/2027 DD 11/30/22	8,425,000	8,478,264	8,392,732
	U S TREASURY NOTE	4.000% 12/15/2025 DD 12/15/22	825,000	822,334	820,487
	UNITED AIRLINES 2015-1 CLASS A	3.450% 06/01/2029 DD 11/17/15	126,856	123,367	112,956
	UNITED HEALTH GROUP INC	5.150% 10/15/2025 DD 10/28/22	275,000	274,975	278,377
	UNITED HEALTH GROUP INC	5.250% 02/15/2028 DD 10/28/22	485,000	484,796	496,577
	UTAH ACQUISITION SUB INC	3.950% 06/15/2026 DD 12/15/16	490,000	460,090	458,625
	VICI PROPERTIES LP / VICI 144A	5.625% 05/01/2024 DD 11/01/21	195,000	197,385	193,588
	VIRGINIA ELECTRIC AND POWER CO	3.750% 05/15/2027 DD 05/31/22	530,000	499,440	506,033
	WALT DISNEY CO/THE	7.300% 04/30/2028 DD 10/30/19	200,000	223,522	221,038
	WARNER MEDIA HOLDINGS INC 144A	3.755% 03/15/2027 DD 03/15/22	205,000	205,000	185,076
	WARNER MEDIA HOLDINGS INC 144A	3.788% 03/15/2025 DD 03/15/22	1,000,000	1,000,000	955,040
	WASTE MANAGEMENT INC	3.125% 03/01/2025 DD 02/26/15	840,000	808,439	812,280
	WELLS FARGO & CO	VAR RT 02/11/2026 DD 02/11/20	1,085,000	1,034,357	1,011,112
	WESTPAC BANKING CORP	5.457% 11/18/2027 DD 11/18/22	465,000	465,000	475,635
	WISCONSIN PUBLIC SERVICE CORP	5.350% 11/10/2025 DD 11/10/22	330,000	329,927	333,934
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		8,645,018	8,645,018
	TOTAL UNDERLYING ASSETS			$485,911,225	$461,688,199

	TRANSAMERICA MDA01078TR - 64.2% of MARKET VALUE				$296,320,587
	TRANSAMERICA MDA01078TR - ADJ MARKET TO CONTRACT VALUE				17,426,057
	TRANSAMERICA MDA01078TR - CONTRACT VALUE				$313,746,644

	PRUDENTIAL GA-62233 - 35.8% of MARKET VALUE				$165,367,612
	IGT INVESCO SHORT-TERM BOND FUND				141,542,497
	FAIR VALUE PRUDENTIAL GA-62233				306,910,109
	PRUDENTIAL GA-62233 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				20,015,657
	PRUDENTIAL GA-62233 - CONTRACT VALUE				$326,925,766

*	Represents a party-in-interest to the Plan

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN
PLAN SPONSOR: THE DOW CHEMICAL COMPANY
EMPLOYER IDENTIFICATION NO. 38-1285128
PLAN NO. 002
APPENDIX C - UNDERLYING ASSETS FOR MET TOWER LIFE 38025 AND RGA RGA00036
December 31, 2022

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	ALLY FINANCIAL INC	1.450% 10/02/2023 DD 09/18/20	500,000	$496,870	$484,668
	AMERICAN ELECTRIC POWER CO INC	5.750% 11/01/2027 DD 11/02/22	135,000	134,642	138,896
	AMERICAN ELECTRIC POWER CO INC	2.031% 03/15/2024 DD 01/06/22	495,000	499,430	477,428
	AMERICAN HONDA FINANCE CORP	1.200% 07/08/2025 DD 07/08/20	490,000	489,882	448,424
	ANALOG DEVICES INC	2.950% 04/01/2025 DD 04/08/20	615,000	655,602	590,941
	APPLE INC	0.750% 05/11/2023 DD 05/11/20	395,000	393,926	389,304
	APPLE INC	0.700% 02/08/2026 DD 02/08/21	380,000	379,145	337,634
	ATHENE GLOBAL FUNDING 144A	1.000% 04/16/2024 DD 04/16/21	440,000	439,380	411,497
	BA CREDIT CARD TRUST A2 A2	5.000% 04/15/2028 DD 11/23/22	160,000	159,974	161,690
	BANCO SANTANDER SA	3.892% 05/24/2024 DD 05/24/22	400,000	400,000	391,720
	BANK OF AMERICA CORP	VAR RT 07/23/2024 DD 07/23/18	265,000	278,995	262,602
	BANK OF AMERICA CORP	VAR RT 10/24/2026 DD 10/21/20	550,000	546,282	489,192
	BANK OF AMERICA CORP	VAR RT 05/19/2024 DD 05/19/20	490,000	490,000	482,420
	BANK OF AMERICA CORP	VAR RT 04/22/2025 DD 04/22/21	430,000	430,000	403,293
	BANK OF MONTREAL	1.850% 05/01/2025 DD 04/27/20	330,000	329,749	307,999
	BANK OF MONTREAL	1.250% 09/15/2026 DD 09/15/21	595,000	593,994	520,577
*	BANK OF NEW YORK MELLON CORP/T	1.850% 01/27/2023 DD 01/28/20	440,000	439,692	439,054
*	BANK OF NEW YORK MELLON CORP/T	0.750% 01/28/2026 DD 01/28/21	520,000	518,882	461,141
*	BANK OF NEW YORK MELLON CORP/T	VAR RT 07/24/2026 DD 07/26/22	305,000	305,000	300,596
	BANK OF NOVA SCOTIA/THE	1.300% 06/11/2025 DD 06/11/20	420,000	419,068	385,119
	BARCLAYS PLC	VAR RT 08/09/2026 DD 08/09/22	385,000	385,000	382,436
	BERKSHIRE HATHAWAY ENERGY	2.800% 01/15/2023 DD 01/05/18	850,000	833,612	849,414
	BMW US CAPITAL LLC 144A	3.450% 04/01/2027 DD 04/01/22	490,000	489,486	463,163
	BOCA COMMERCIAL MO BOCA	VAR RT 05/15/2039 DD 05/17/22	350,000	349,492	342,937
	BOOKING HOLDINGS INC	2.750% 03/15/2023 DD 08/15/17	450,000	456,741	447,899
	BPCE SA	4.000% 04/15/2024 DD 04/15/14	510,000	543,418	501,554
	BPCE SA 144A	1.625% 01/14/2025 DD 01/14/22	260,000	259,204	242,141
	BROOKLYN UNION GAS CO/THE	4.632% 08/05/2027 DD 08/05/22	300,000	300,000	286,569
	BX TRUST 2021-ARIA ARIA A 144A	VAR RT 10/15/2036 DD 10/28/21	160,000	159,400	152,174
	BX TRUST 2021-LBA LBA AV 144A	VAR RT 02/15/2036 DD 02/16/21	280,000	280,000	266,137
	BXHPP TRUST 2021-F FILM A 144A	VAR RT 08/15/2036 DD 08/26/21	105,000	105,000	98,198
	CANADIAN IMPERIAL BANK	2.250% 01/28/2025 DD 01/28/20	440,000	439,960	415,527
	CANADIAN IMPERIAL BANK	1.250% 06/22/2026 DD 06/22/21	630,000	629,118	553,713
	CANADIAN IMPERIAL BANK	3.300% 04/07/2025 DD 04/07/22	500,000	499,730	480,150
	CAPITAL ONE FINANCIAL CORP	VAR RT 07/24/2026 DD 07/27/22	490,000	490,000	480,298
	CARMAX AUTO OWNER TRUST 2 1 A3	0.340% 12/15/2025 DD 01/27/21	111,310	106,857	107,600
	CARMAX AUTO OWNER TRUST 2 1 A3	1.470% 12/15/2026 DD 01/26/22	540,000	539,912	512,320
	CARMAX AUTO OWNER TRUST 2 1 A4	0.530% 10/15/2026 DD 01/27/21	560,000	557,719	512,518
	CARMAX AUTO OWNER TRUST 2 2 A3	1.700% 11/15/2024 DD 04/29/20	71,759	71,751	71,265
	CARMAX AUTO OWNER TRUST 2 2 A3	0.520% 02/17/2026 DD 04/21/21	606,840	606,709	583,968
	CARMAX AUTO OWNER TRUST 2 3 A3	2.180% 08/15/2024 DD 07/30/19	79,672	79,846	79,355
	CARMAX AUTO OWNER TRUST 2 3 A4	0.770% 03/16/2026 DD 07/22/20	395,000	394,863	374,966
	CARMAX AUTO OWNER TRUST 2 3 A4	0.740% 01/15/2027 DD 07/28/21	95,000	84,698	85,281

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	CARMAX AUTO OWNER TRUST 2 4 A4	0.820% 04/15/2027 DD 09/22/21	370,000	355,200	331,557
	CATERPILLAR FINANCIAL SERVICES	2.150% 11/08/2024 DD 11/08/19	500,000	501,110	477,265
	CHARLES SCHWAB CORP/THE	4.200% 03/24/2025 DD 03/24/20	540,000	619,650	534,103
	CITIGROUP COMMERCIAL M GC17 A4	4.131% 11/10/2046 DD 12/01/13	590,000	621,230	581,486
	CITIGROUP COMMERCIAL M GC36 A5	3.616% 02/10/2049 DD 02/01/16	460,000	505,030	432,681
	CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	575,000	630,434	547,590
	CITIGROUP INC	3.300% 04/27/2025 DD 04/27/15	575,000	633,874	557,169
	CITIGROUP INC	VAR RT 05/15/2024 DD 05/14/20	185,000	185,000	182,397
	CITIGROUP INC	VAR RT 10/30/2024 DD 10/30/20	455,000	455,000	436,058
	CITIGROUP INC	VAR RT 11/03/2025 DD 11/03/21	235,000	235,000	216,644
	CITIZENS BANK NA/PROVIDENCE RI	VAR RT 10/24/2025 DD 10/25/22	330,000	330,000	333,874
	CNH EQUIPMENT TRUST 2022- A A3	2.940% 07/15/2027 DD 03/31/22	275,000	274,980	264,061
	CNH EQUIPMENT TRUST 2022- C A2	5.420% 07/15/2026 DD 11/23/22	120,000	120,000	120,453
	COMM 2013-CCRE13 MORTG CR13 A4	VAR RT 11/10/2046 DD 12/01/13	580,000	598,316	569,827
	COMM 2014-CCRE15 MORTG CR15 AM	VAR RT 02/10/2047 DD 02/01/14	470,000	506,296	457,150
	COMM 2014-CCRE19 MORTG CR19 A5	3.796% 08/10/2047 DD 08/01/14	345,000	357,762	333,732
	COMM 2014-CCRE20 MORTG CR20 A3	3.326% 11/10/2047 DD 10/01/14	557,738	587,447	531,769
	COMM 2015-CCRE24 MORTG CR24 A5	3.696% 08/10/2048 DD 08/01/15	80,000	75,584	76,296
	COMM 2015-PC1 MORTGAGE PC1 A5	3.902% 07/10/2050 DD 07/01/15	185,000	176,064	177,343
	CONNECTICUT LIGHT AND POWER CO	2.500% 01/15/2023 DD 01/15/13	1,050,000	1,022,343	1,049,360
	CREDIT SUISSE AG/NEW YORK NY	3.700% 02/21/2025 DD 04/07/22	305,000	304,622	281,430
	CREDIT SUISSE GROUP AG 144A	VAR RT 09/11/2025 DD 09/11/19	250,000	250,000	221,113
	CUMMINS INC	0.750% 09/01/2025 DD 08/24/20	570,000	568,963	514,402
	DAIMLER TRUCKS RETAIL TRU 1 A3	5.230% 02/17/2026 DD 10/19/22	235,000	234,984	234,295
	DEERE & CO	2.750% 04/15/2025 DD 03/30/20	505,000	549,420	485,497
	DELL INTERNATIONAL LLC / EMC C	4.000% 07/15/2024 DD 01/15/21	320,000	318,589	313,926
	DEUTSCHE BANK AG/NEW YORK NY	0.898% 05/28/2024 DD 05/28/21	480,000	480,000	448,992
	DEUTSCHE BANK AG/NEW YORK NY	0.962% 11/08/2023 DD 11/08/21	605,000	605,000	582,058
	DR HORTON INC	1.300% 10/15/2026 DD 08/05/21	810,000	809,344	697,629
	DUKE ENERGY CORP	0.900% 09/15/2025 DD 09/11/20	590,000	589,711	527,684
	ENTERGY LOUISIANA LLC	0.950% 10/01/2024 DD 10/01/21	655,000	654,018	609,988
	EQUITABLE FINANCIAL LIFE 144A	0.800% 08/12/2024 DD 08/12/21	550,000	550,339	510,384
	EXTENDED STAY AMERI ESH A 144A	VAR RT 07/15/2038 DD 07/08/21	302,620	302,620	293,889
	FHLMC POOL #RB-5148	2.000% 03/01/2042 DD 02/01/22	133,002	128,295	112,307
	FHLMC MULTICLASS MTG K729 A2	3.136% 10/25/2024 DD 12/01/17	820,000	892,455	795,408
	FIDELITY NATIONAL INFORMATION	1.150% 03/01/2026 DD 03/02/21	390,000	389,415	342,541
	FIRST HORIZON CORP	3.550% 05/26/2023 DD 05/26/20	295,000	294,900	293,115
	FNMA POOL #0AM8098	2.680% 05/01/2025 DD 05/01/15	306,651	332,093	292,717
	FNMA POOL #0FM7685	3.000% 06/01/2051 DD 06/01/21	144,591	152,499	127,249
	FNMA POOL #0MA4331	1.500% 04/01/2031 DD 04/01/21	1,455,854	1,480,308	1,318,305
	FNMA POOL #0MA4334	2.500% 05/01/2041 DD 04/01/21	101,595	105,857	89,498
	FNMA POOL #0MA4448	1.500% 09/01/2031 DD 09/01/21	607,941	620,385	548,351
	FNMA POOL #0MA4476	1.500% 10/01/2031 DD 10/01/21	412,919	421,306	372,259
	FNMA GTD REMIC P/T 20-10 LP	3.500% 03/25/2050 DD 02/01/20	96,442	101,384	88,693
	FNMA GTD REMIC P/T 20-63 B	1.250% 09/25/2050 DD 08/01/20	57,258	57,687	45,483
	FNMA GTD REMIC P/T 21-12 GC	3.500% 07/25/2050 DD 02/01/21	242,912	263,256	224,237

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	FORD CREDIT AUTO OWNER TR D A3	5.270% 05/17/2027 DD 11/22/22	110,000	109,984	111,158
	FORD CREDIT FLOORPLAN MAS 1 A2	VAR RT 09/15/2025 DD 09/18/20	110,000	109,300	109,599
	FORD CREDIT FLOORPLAN MAST 2 A	1.060% 09/15/2027 DD 09/18/20	210,000	193,044	188,882
	FORD CREDIT FLOORPLAN MAST 4 A	2.440% 09/15/2026 DD 09/20/19	200,000	189,081	191,412
	FORTINET INC	1.000% 03/15/2026 DD 03/05/21	225,000	223,792	197,163
	GA GLOBAL FUNDING TRUST 144A	3.850% 04/11/2025 DD 04/11/22	235,000	234,934	225,078
	GENERAL MOTORS FINANCIAL CO IN	1.200% 10/15/2024 DD 10/15/21	305,000	304,875	282,494
	GNMA GTD REMIC P/T 21-103 FB	VAR RT 04/20/2051 DD 06/20/21	570,711	529,335	506,598
	GNMA GTD REMIC P/T 21-105 DB	1.000% 06/20/2051 DD 06/01/21	251,269	241,729	189,366
	GNMA GTD REMIC P/T 22-206 CN	3.000% 02/20/2052 DD 12/01/22	620,000	542,016	546,351
	GNMA GTD REMIC P/T 22-29 FN	VAR RT 07/20/2051 DD 02/20/22	113,995	108,295	103,475
	GOLDMAN SACHS GROUP INC/THE	VAR RT 05/15/2026 DD 05/17/18	320,000	320,000	317,747
	GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2027 DD 10/21/21	500,000	500,000	437,775
	GOLDMAN SACHS GROUP INC/THE	VAR RT 02/24/2028 DD 01/24/22	480,000	480,000	461,414
	GREAT-WEST LIFECO US FINA 144A	0.904% 08/12/2025 DD 08/12/20	635,000	635,000	565,220
	GS MORTGAGE SECURITIES GS3 A4	2.850% 10/10/2049 DD 09/01/16	400,000	427,531	365,352
	HEALTH CARE SERVICE CORP 144A	1.500% 06/01/2025 DD 06/01/20	495,000	493,837	455,068
	HSBC HOLDINGS PLC	VAR RT 11/22/2024 DD 11/22/21	320,000	320,000	304,861
	HSBC HOLDINGS PLC	VAR RT 05/24/2025 DD 05/24/21	300,000	300,082	277,869
	HYUNDAI CAPITAL AMERICA 144A	1.650% 09/17/2026 DD 09/17/21	595,000	594,744	525,421
	INFOR INC 144A	1.450% 07/15/2023 DD 06/05/20	300,000	299,907	292,962
	INTERCONTINENTAL EXCHANGE INC	3.750% 12/01/2025 DD 11/24/15	475,000	506,474	462,922
	INTUIT INC	0.650% 07/15/2023 DD 06/29/20	495,000	494,881	484,065
	JACKSON NATIONAL LIFE GLO 144A	1.750% 01/12/2025 DD 01/12/22	605,000	604,897	561,882
	JPMBB COMMERCIAL MORTGAGE C21	3.775% 08/15/2047 DD 07/01/14	1,000,000	1,072,578	970,670
	JPMBB COMMERCIAL MORTGAGE C26	3.231% 01/15/2048 DD 12/01/14	244,583	254,634	234,029
	JPMORGAN CHASE & CO	VAR RT 06/01/2024 DD 05/27/20	350,000	350,000	344,334
	JPMORGAN CHASE & CO	VAR RT 06/14/2025 DD 06/14/22	330,000	330,000	322,773
	JPMORGAN CHASE & CO	VAR RT 12/15/2025 DD 12/15/22	320,000	320,000	319,642
	KEYBANK NA/CLEVELAND OH	4.150% 08/08/2025 DD 08/08/22	535,000	534,850	523,417
	KINDER MORGAN ENERGY PARTNERS	4.150% 02/01/2024 DD 08/05/13	295,000	311,665	291,023
	LLOYDS BANKING GROUP PLC	4.050% 08/16/2023 DD 08/16/18	360,000	359,903	357,545
	LLOYDS BANKING GROUP PLC	VAR RT 08/11/2026 DD 08/11/22	355,000	355,000	347,609
	MACQUARIE BANK LTD 144A	2.300% 01/22/2025 DD 01/22/20	355,000	374,845	336,096
	MACQUARIE GROUP LTD 144A	VAR RT 10/14/2025 DD 10/14/21	140,000	140,000	128,538
	MACQUARIE GROUP LTD 144A	VAR RT 08/09/2026 DD 08/09/22	125,000	125,000	124,578
	MARATHON PETROLEUM CORP	4.700% 05/01/2025 DD 04/27/20	210,000	209,591	206,942
	MERCEDES-BENZ AUTO RECEIV 1 A3	5.210% 08/16/2027 DD 11/22/22	140,000	139,972	141,295
	MERCEDES-BENZ AUTO RECEIV 1 A4	0.730% 12/15/2027 DD 09/22/21	505,000	504,833	456,631
	MITSUBISHI UFJ FINANCIAL GROUP	2.193% 02/25/2025 DD 02/25/20	525,000	549,392	491,699
	MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 07/19/2025 DD 07/20/21	515,000	515,000	478,723
	MITSUBISHI UFJ FINANCIAL GROUP	VAR RT 04/17/2026 DD 04/19/22	485,000	485,000	467,462
	MIZUHO FINANCIAL GROUP INC	VAR RT 05/22/2026 DD 02/22/22	565,000	565,000	554,514
	MORGAN STANLEY	VAR RT 10/21/2025 DD 10/19/21	410,000	410,000	376,847
	MORGAN STANLEY	VAR RT 04/17/2025 DD 04/20/22	285,000	283,889	278,200
	MORGAN STANLEY	VAR RT 07/17/2026 DD 07/20/22	470,000	470,000	462,316

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	MORGAN STANLEY BANK OF C28 A4	3.544% 01/15/2049 DD 02/01/16	460,000	502,586	433,108
	MORGAN STANLEY CAPITAL UBS8 A4	3.809% 12/15/2048 DD 12/01/15	265,000	293,280	250,632
	NATIONAL RURAL UTILITIES COOPE	5.450% 10/30/2025 DD 10/31/22	575,000	574,230	582,383
	NATIONWIDE BUILDING SOCIE 144A	4.850% 07/27/2027 DD 07/27/22	400,000	399,632	390,404
	NEXTERA ENERGY CAPITAL HOLDING	4.255% 09/01/2024 DD 08/05/22	200,000	200,508	197,594
	NOMURA HOLDINGS INC	5.099% 07/03/2025 DD 07/06/22	335,000	335,000	331,509
	NORTHWESTERN MUTUAL GLOBA 144A	0.800% 01/14/2026 DD 01/14/21	475,000	474,164	420,679
	NXP BV / NXP FUNDING LLC / NXP	2.700% 05/01/2025 DD 05/01/22	175,000	174,853	164,841
	ORACLE CORP	2.500% 04/01/2025 DD 04/01/20	570,000	606,902	537,185
	PACIFIC GAS AND ELECTRIC CO	3.250% 02/16/2024 DD 02/18/22	245,000	244,912	239,206
	PHILIP MORRIS INTERNATIONAL IN	1.125% 05/01/2023 DD 05/01/20	295,000	294,012	291,339
	PINNACLE WEST CAPITAL CORP	1.300% 06/15/2025 DD 06/17/20	565,000	566,895	514,743
	PNC FINANCIAL SERVICES GROUP I	VAR RT 10/28/2025 DD 10/28/22	560,000	560,000	566,227
	PROTECTIVE LIFE GLOBAL FU 144A	0.473% 01/12/2024 DD 01/12/21	410,000	410,000	390,250
	PSNH FUNDING LLC 3 1 A1	3.094% 02/01/2026 DD 05/08/18	80,028	80,026	79,239
	PUBLIC SERVICE ELECTRIC AND GA	0.950% 03/15/2026 DD 03/04/21	590,000	588,702	524,109
	RELIANCE STANDARD LIFE GL 144A	1.512% 09/28/2026 DD 09/28/21	265,000	265,000	230,203
	ROYAL BANK OF CANADA	VAR RT 01/21/2027 DD 01/21/22	650,000	650,000	625,866
	SALESFORCE INC	3.250% 04/11/2023 DD 04/11/18	325,000	324,805	323,827
	SANTANDER DRIVE AUTO RECEI 2 B	3.440% 09/15/2027 DD 03/30/22	355,000	354,913	343,164
	SANTANDER DRIVE AUTO RECEI 2 D	2.220% 09/15/2026 DD 07/22/20	400,000	404,688	389,588
	SANTANDER DRIVE AUTO RECEI 5 B	4.430% 03/15/2027 DD 08/24/22	285,000	284,945	277,268
	SILGAN HOLDINGS INC 144A	1.400% 04/01/2026 DD 02/10/21	330,000	329,819	291,479
	SOCIETE GENERALE SA 144A	3.875% 03/28/2024 DD 03/28/19	415,000	442,647	405,480
	SOCIETE GENERALE SA 144A	VAR RT 01/21/2026 DD 01/19/22	240,000	240,000	220,874
	SOUTHERN CALIFORNIA EDISON CO	5.850% 11/01/2027 DD 11/08/22	375,000	374,783	386,685
	SPRINT SPECTRUM CO LLC / 144A	4.738% 09/20/2029 DD 03/21/18	59,063	64,526	58,389
	STANDARD CHARTERED PLC 144A	VAR RT 11/23/2025 DD 11/23/21	350,000	350,000	319,834
	STATE STREET CORP	VAR RT 11/04/2026 DD 11/04/22	450,000	450,000	461,039
	SUMITOMO MITSUI FINANCIAL GROU	1.402% 09/17/2026 DD 09/17/21	620,000	620,000	540,628
	SWEDBANK AB 144A	0.600% 09/25/2023 DD 09/25/20	505,000	504,939	488,189
	SWEDBANK AB 144A	3.356% 04/04/2025 DD 04/04/22	320,000	320,000	307,341
	SYNCHRONY BANK	5.400% 08/22/2025 DD 08/23/22	350,000	349,636	345,195
	SYNCHRONY CARD FUNDING LL A1 A	3.370% 04/15/2028 DD 04/18/22	345,000	344,969	333,060
	SYNCHRONY CARD FUNDING LL A2 A	3.860% 07/15/2028 DD 07/15/22	300,000	299,960	292,782
	SYNCHRONY CREDIT CARD MAST 2 A	3.470% 05/15/2026 DD 06/01/18	295,000	313,921	293,292
	TORONTO-DOMINION BANK/THE	0.550% 03/04/2024 DD 03/04/21	500,000	499,555	474,990
	TORONTO-DOMINION BANK/THE	1.250% 09/10/2026 DD 09/10/21	620,000	618,741	542,841
	TOYOTA MOTOR CREDIT CORP	3.950% 06/30/2025 DD 06/30/22	585,000	584,444	573,171
	U S TREASURY NOTE	0.125% 04/30/2023 DD 04/30/21	1,600,000	4,556,252	4,536,613
	U S TREASURY NOTE	4.250% 10/15/2025 DD 10/15/22	8,210,000	8,170,002	8,210,657
	U S TREASURY NOTE	4.375% 10/31/2024 DD 10/31/22	3,415,000	3,414,200	3,406,872
	U S TREASURY NOTE	4.000% 10/31/2029 DD 10/31/22	12,025,000	11,996,426	12,056,987
	U S TREASURY NOTE	4.125% 10/31/2027 DD 10/31/22	16,620,000	12,367,280	12,434,578
	UNILEVER CAPITAL CORP	0.375% 09/14/2023 DD 09/14/20	280,000	279,642	270,981
	UNITED AIRLINES 2020-1 CLASS A	5.875% 04/15/2029 DD 10/28/20	391,240	434,765	386,040

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	US BANK NA/CINCINNATI OH	2.050% 01/21/2025 DD 01/21/20	640,000	638,637	606,470
	USAA CAPITAL CORP 144A	1.500% 05/01/2023 DD 04/21/20	310,000	309,616	306,826
	VERIZON MASTER TRUST 1 A	0.500% 05/20/2027 DD 05/25/21	340,000	335,841	319,427
	VERIZON MASTER TRUST 2 A	1.530% 07/20/2028 DD 01/25/22	350,000	351,148	327,317
	VERIZON MASTER TRUST 6 A	VAR RT 01/22/2029 DD 08/11/22	315,000	313,592	305,260
	VERIZON MASTER TRUST 7 A1A	VAR RT 11/22/2027 DD 11/23/22	80,000	79,986	80,470
	VERIZON OWNER TRUST 2020 A A1A	1.850% 07/22/2024 DD 01/29/20	66,922	66,915	66,671
	VERIZON OWNER TRUST 2020-B B B	0.680% 02/20/2025 DD 08/12/20	300,000	288,188	289,098
	VERIZON OWNER TRUST 2020-C C A	0.410% 04/21/2025 DD 11/02/20	481,773	481,695	473,824
	WALT DISNEY CO/THE	1.750% 01/13/2026 DD 05/13/20	400,000	398,964	366,492
	WARNERMEDIA HOLDINGS INC 144A	3.528% 03/15/2024 DD 03/15/22	505,000	505,000	489,527
	WELLS FARGO & CO	VAR RT 06/02/2024 DD 06/02/20	285,000	285,000	280,429
	WELLS FARGO & CO	VAR RT 07/25/2028 DD 07/25/22	500,000	500,000	488,230
	WELLS FARGO & CO	VAR RT 08/15/2026 DD 08/15/22	390,000	390,000	382,411
	WESTPAC BANKING CORP	5.457% 11/18/2027 DD 11/18/22	525,000	525,000	537,007
	WFRBS COMMERCIAL MORTGAGE C21	3.891% 08/15/2047 DD 08/01/14	375,000	371,984	356,974
	WORLD OMNI AUTOMOBILE LEA A A3	3.210% 02/18/2025 DD 04/13/22	300,000	299,958	293,598
	AMEREN CORP	1.950% 03/15/2027 DD 11/18/21	225,000	224,957	198,457
	AMERICAN ELECTRIC POWER CO INC	5.750% 11/01/2027 DD 11/02/22	190,000	189,497	195,483
	AMERICAN EXPRESS CO	5.850% 11/05/2027 DD 11/07/22	190,000	189,863	197,596
	AMERICAN TOWER CORP	3.650% 03/15/2027 DD 04/01/22	100,000	99,550	93,537
	AMERICAN TRANSMISSION SYS 144A	2.650% 01/15/2032 DD 12/01/21	105,000	104,710	86,468
	AMGEN INC	2.200% 02/21/2027 DD 02/21/20	100,000	99,787	89,847
	AMUR EQUIPMENT FINA 2A A2 144A	5.300% 06/21/2028 DD 09/21/22	100,000	99,984	98,925
	AON CORP / AON GLOBAL HOLDINGS	2.850% 05/28/2027 DD 02/28/22	40,000	39,978	36,798
	APTIV PLC / APTIV CORP	2.396% 02/18/2025 DD 02/18/22	115,000	115,000	108,520
	ARCELORMITTAL SA	6.550% 11/29/2027 DD 11/29/22	70,000	71,205	70,346
	ARI FLEET LEASE TRUS B A3 144A	3.430% 08/16/2027 DD 09/27/18	71,765	71,754	71,736
	AT&T INC	2.750% 06/01/2031 DD 05/28/20	100,000	106,493	83,138
	AT&T INC	1.650% 02/01/2028 DD 08/04/20	110,000	95,237	93,064
	AT&T INC	2.550% 12/01/2033 DD 06/01/21	218,000	214,920	168,185
	ATHENE GLOBAL FUNDING 144A	2.717% 01/07/2029 DD 01/07/22	280,000	280,000	231,697
	AUTOZONE INC	4.750% 08/01/2032 DD 08/01/22	50,000	49,953	48,556
	BACARDI LTD 144A	2.750% 07/15/2026 DD 07/14/16	120,000	126,638	108,559
	BANK OF AMERICA CORP	VAR RT 01/20/2028 DD 01/20/17	185,000	182,073	172,807
	BANK OF AMERICA CORP	VAR RT 04/24/2028 DD 04/24/17	170,000	170,000	157,546
	BANK OF AMERICA CORP	VAR RT 02/13/2031 DD 02/13/20	80,000	80,000	65,210
	BANK OF AMERICA CORP	VAR RT 07/23/2031 DD 07/23/20	120,000	120,000	92,386
	BANK OF AMERICA CORP	VAR RT 03/11/2032 DD 03/11/21	225,000	228,868	180,677
	BANK OF AMERICA CORP	VAR RT 03/11/2027 DD 03/11/21	755,000	724,184	668,213
	BANK OF AMERICA CORP	VAR RT 07/22/2027 DD 04/22/21	300,000	298,816	262,992
	BANK OF AMERICA CORP	VAR RT 10/20/2032 DD 10/20/21	100,000	100,000	78,604
	BANK OF AMERICA CORP	VAR RT 07/21/2032 DD 07/21/21	80,000	66,188	61,834
	BANK OF AMERICA CORP	VAR RT 10/24/2031 DD 10/21/20	70,000	57,688	53,542
	BARCLAYS PLC	VAR RT 11/02/2026 DD 11/02/22	205,000	205,000	212,716
	BAT CAPITAL CORP	3.557% 08/15/2027 DD 08/15/18	95,000	101,156	86,786

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	BAT CAPITAL CORP	3.462% 09/06/2029 DD 09/06/19	120,000	102,180	103,072
	BAT CAPITAL CORP	4.742% 03/16/2032 DD 03/16/22	120,000	120,000	106,826
	BAT CAPITAL CORP	7.750% 10/19/2032 DD 10/19/22	260,000	266,757	280,907
	BBCMS MORTGAGE TRUST 20 C16 A5	VAR RT 06/15/2055 DD 06/01/22	70,000	71,889	67,563
	BBCMS MORTGAGE TRUST 20 C18 A4	VAR RT 12/15/2055 DD 12/01/22	95,000	95,944	97,785
	BBCMS MORTGAGE TRUST 20 C18 A5	VAR RT 12/15/2055 DD 12/01/22	30,000	30,899	31,495
	BECTON DICKINSON AND CO	3.363% 06/06/2024 DD 06/06/17	34,000	32,662	33,226
	BENCHMARK 2019-B11 MORT B11 A2	3.410% 05/15/2052 DD 06/01/19	288,253	296,901	278,574
	BNP PARIBAS SA 144A	VAR RT 01/20/2028 DD 01/20/22	200,000	200,000	176,182
	BOSTON GAS CO 144A	3.757% 03/16/2032 DD 03/16/22	40,000	40,000	34,942
	BP CAPITAL MARKETS AMERICA INC	3.633% 04/06/2030 DD 04/06/20	65,000	65,000	59,774
	BP CAPITAL MARKETS AMERICA INC	2.721% 01/12/2032 DD 01/12/22	240,000	240,000	201,768
	BPCE SA 144A	VAR RT 10/19/2027 DD 10/19/21	300,000	298,521	258,504
	BRIGHTHOUSE FINANCIAL GLO 144A	1.550% 05/24/2026 DD 05/24/21	85,000	84,809	74,741
	BRIGHTHOUSE FINANCIAL GLO 144A	1.750% 01/13/2025 DD 01/13/22	180,000	179,770	165,872
	BROADCOM INC	4.110% 09/15/2028 DD 05/21/20	197,000	197,383	183,521
	BROADCOM INC 144A	3.419% 04/15/2033 DD 03/31/21	263,000	264,172	211,565
	BROADCOM INC 144A	3.469% 04/15/2034 DD 03/31/21	5,000	5,000	4,007
	BROADCOM INC 144A	3.137% 11/15/2035 DD 09/30/21	73,000	72,539	53,921
	BROOKFIELD FINANCE INC	3.900% 01/25/2028 DD 01/17/18	200,000	214,268	183,924
	BROOKLYN UNION GAS CO/THE 144A	4.632% 08/05/2027 DD 08/05/22	165,000	165,000	157,613
	CANADIAN PACIFIC RAILWAY CO	1.750% 12/02/2026 DD 12/02/21	215,000	214,682	191,866
	CAPITAL ONE FINANCIAL CORP	VAR RT 11/02/2027 DD 11/02/21	375,000	375,000	326,734
	CAPITAL ONE FINANCIAL CORP	VAR RT 07/26/2030 DD 07/27/22	260,000	260,000	248,139
	CD 2016-CD1 MORTGAGE T CD1 ASB	2.622% 08/10/2049 DD 08/01/16	109,770	116,408	103,765
	CDW LLC / CDW FINANCE CORP	2.670% 12/01/2026 DD 12/01/21	205,000	205,000	182,003
	CELANESE US HOLDINGS LLC	6.050% 03/15/2025 DD 07/14/22	200,000	199,986	199,468
	CELANESE US HOLDINGS LLC	6.165% 07/15/2027 DD 07/14/22	240,000	239,761	237,062
	CHARTER COMMUNICATIONS	4.908% 07/23/2025 DD 07/23/16	130,000	134,476	127,517
	CHARTER COMMUNICATIONS	4.200% 03/15/2028 DD 09/18/17	110,000	115,808	101,265
	CHARTER COMMUNICATIONS	5.050% 03/30/2029 DD 01/17/19	155,000	150,100	145,988
	CHARTER COMMUNICATIONS	4.400% 04/01/2033 DD 03/15/22	225,000	197,573	193,210
	CITIGROUP COMMERCIAL MOR P1 A5	3.717% 09/15/2048 DD 08/01/15	264,000	285,594	251,415
	CITIGROUP INC	VAR RT 06/09/2027 DD 06/09/21	225,000	223,163	195,404
	CITIGROUP INC	VAR RT 11/03/2025 DD 11/03/21	105,000	105,000	96,798
	CLECO CORPORATE HOLDINGS LLC	3.375% 09/15/2029 DD 03/15/20	45,000	44,973	38,378
	CLOROX CO/THE	4.400% 05/01/2029 DD 05/11/22	100,000	99,527	96,530
	COMCAST CORP	5.350% 11/15/2027 DD 11/07/22	215,000	214,903	219,898
	COMM 2015-CCRE26 MORTG CR26 A4	3.630% 10/10/2048 DD 10/01/15	453,000	466,201	430,355
	COMM 2015-LC19 MORTGAG LC19 A4	3.183% 02/10/2048 DD 02/01/15	320,000	317,900	305,002
	COMMIT TO PUR FNMA SF MTG	1.500% 01/01/2038 DD 01/01/23	1,400,000	—	(17,279)
	COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2038 DD 01/01/23	1,100,000	—	(12,118)
	COMMIT TO PUR FNMA SF MTG	2.000% 01/01/2053 DD 01/01/23	16,700,000	—	(154,838)
	COMMIT TO PUR FNMA SF MTG	2.500% 01/01/2053 DD 01/01/23	4,800,000	—	(19,638)
	COMMIT TO PUR FNMA SF MTG	3.500% 01/01/2038 DD 01/01/23	3,400,000	—	(22,517)
	COMMIT TO PUR FNMA SF MTG	4.500% 01/01/2053 DD 01/01/23	4,900,000	—	(24,982)

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2053 DD 01/01/23	2,600,000	—	(8,714)
	COMMIT TO PUR GNMA II JUMBOS	2.000% 01/20/2053 DD 01/01/23	2,600,000	—	(28,835)
	COMMIT TO PUR GNMA II JUMBOS	2.500% 01/20/2053 DD 01/01/23	3,800,000	—	(40,833)
	COMMIT TO PUR GNMA II JUMBOS	3.000% 01/20/2053 DD 01/01/23	3,400,000	—	(43,747)
	COMMIT TO PUR GNMA II JUMBOS	3.500% 01/20/2053 DD 01/01/23	3,000,000	—	(32,916)
	COMMIT TO PUR GNMA II JUMBOS	4.500% 01/20/2053 DD 01/01/23	5,000,000	—	(39,447)
	COMMONSPIRIT HEALTH	2.760% 10/01/2024 DD 08/21/19	65,000	65,000	62,351
	CONAGRA BRANDS INC	1.375% 11/01/2027 DD 10/16/20	315,000	287,654	262,811
	CONSTELLATION BRANDS INC	3.600% 02/15/2028 DD 02/07/18	44,000	44,062	40,844
	CONSTELLATION BRANDS INC	4.650% 11/15/2028 DD 10/29/18	15,000	15,846	14,534
	CONSTELLATION BRANDS INC	3.150% 08/01/2029 DD 07/29/19	98,000	93,511	86,075
	CONSTELLATION BRANDS INC	2.250% 08/01/2031 DD 07/26/21	110,000	109,511	87,672
	COREBRIDGE FINANCIAL INC 144A	3.650% 04/05/2027 DD 04/05/22	265,000	264,629	247,385
	COREBRIDGE FINANCIAL INC 144A	3.850% 04/05/2029 DD 04/05/22	100,000	99,909	91,275
	COX COMMUNICATIONS INC 144A	3.150% 08/15/2024 DD 08/07/17	2,000	1,971	1,926
	COX COMMUNICATIONS INC 144A	2.600% 06/15/2031 DD 06/02/21	105,000	104,595	83,893
	CREDIT SUISSE GROUP AG 144A	VAR RT 08/11/2028 DD 08/12/22	250,000	250,000	228,003
	CREDIT SUISSE GROUP AG 144A	VAR RT 07/15/2026 DD 08/12/22	280,000	280,000	263,082
	CROWN CASTLE INC	2.900% 03/15/2027 DD 03/04/22	70,000	63,093	63,798
	CSAIL 2015-C1 COMMERCIAL C1 A4	3.505% 04/15/2050 DD 03/01/15	372,000	396,747	356,019
	CSAIL 2015-C3 COMMERCIAL C3 A3	3.447% 08/15/2048 DD 08/01/15	247,753	256,357	236,029
	CVS HEALTH CORP	4.300% 03/25/2028 DD 03/09/18	60,000	58,517	58,133
	DANSKE BANK A/S 144A	5.375% 01/12/2024 DD 01/16/19	200,000	199,596	198,398
	DELL EQUIPMENT FINAN 2 A3 144A	0.570% 10/23/2023 DD 09/23/20	57,792	57,787	57,232
	DOMINION ENERGY INC	3.375% 04/01/2030 DD 04/03/20	75,000	70,296	66,272
	DT AUTO OWNER TRUST 3A A 144A	6.050% 10/15/2026 DD 11/02/22	222,104	222,094	222,615
	DUKE ENERGY CAROLINAS LLC	2.550% 04/15/2031 DD 04/01/21	185,000	184,787	154,984
	DUKE ENERGY CORP	2.550% 06/15/2031 DD 06/10/21	325,000	313,555	265,691
	DUKE ENERGY CORP	4.300% 03/15/2028 DD 08/11/22	100,000	99,847	96,404
	DUKE ENERGY CORP	5.000% 12/08/2025 DD 12/08/22	245,000	244,919	244,708
	DUKE ENERGY PROGRESS LLC	3.400% 04/01/2032 DD 03/17/22	80,000	79,790	70,978
	ELEVANCE HEALTH INC	5.350% 10/15/2025 DD 11/04/22	10,000	9,997	10,119
	ENBRIDGE INC	2.500% 02/14/2025 DD 02/17/22	285,000	284,812	269,103
	ENEL FINANCE INTERNATIONAL 144A	3.500% 04/06/2028	310,000	272,822	272,261
	ENERGY TRANSFER LP	5.250% 04/15/2029 DD 01/15/19	90,000	89,810	87,292
	ENERGY TRANSFER LP	3.750% 05/15/2030 DD 01/22/20	45,000	44,929	39,807
	ENERGY TRANSFER LP	5.550% 02/15/2028 DD 12/14/22	125,000	124,968	123,770
	EQUITABLE FINANCIAL LIFE 144A	1.800% 03/08/2028 DD 03/08/21	360,000	359,035	300,596
	EVERGY INC	2.450% 09/15/2024 DD 09/09/19	55,000	54,904	52,246
	EVERGY INC	2.900% 09/15/2029 DD 09/09/19	115,000	114,846	99,593
	EVERSOURCE ENERGY	4.600% 07/01/2027 DD 06/27/22	100,000	99,880	98,649
	EXETER AUTOMOBILE 5A A3	5.430% 04/15/2026 DD 10/19/22	320,000	319,226	318,800
	FHLMC POOL #A4-1215	5.000% 11/01/2035 DD 12/01/05	44,076	42,330	44,784
	FHLMC POOL #A4-1297	5.000% 12/01/2035 DD 12/01/05	23,206	22,287	23,455
	FHLMC POOL #A4-1833	5.000% 01/01/2036 DD 01/01/06	2,179	2,092	2,175
	FHLMC POOL #A4-7715	5.000% 11/01/2035 DD 11/01/05	305	293	306

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	FHLMC POOL #A7-0631	5.000% 12/01/2037 DD 12/01/07	10,553	10,121	10,503
	FHLMC POOL #A7-7292	5.000% 04/01/2038 DD 05/01/08	42,396	41,866	43,256
	FHLMC POOL #A9-6129	4.000% 01/01/2041 DD 12/01/10	678,746	701,071	653,368
	FHLMC POOL #G0-1940	5.000% 10/01/2035 DD 10/01/05	11,885	11,163	12,161
	FHLMC POOL #G0-4214	5.500% 05/01/2038 DD 04/01/08	40,601	40,880	42,180
	FHLMC POOL #G0-8741	3.000% 01/01/2047 DD 12/01/16	2,218,197	2,279,197	1,987,948
	FHLMC POOL #G0-8796	3.500% 12/01/2047 DD 12/01/17	116,244	115,114	107,440
	FHLMC POOL #G0-8804	3.500% 03/01/2048 DD 02/01/18	359,106	355,613	333,538
	FHLMC POOL #G0-8816	3.500% 05/01/2048 DD 05/01/18	126,758	125,297	117,563
	FHLMC POOL #Q4-6279	3.500% 02/01/2047 DD 02/01/17	82,005	80,993	76,312
	FHLMC POOL #Q5-3034	3.500% 12/01/2047 DD 12/01/17	69,761	68,957	64,816
	FHLMC POOL #Q5-5617	3.500% 04/01/2048 DD 04/01/18	99,811	98,660	92,746
	FHLMC POOL #Q5-6545	3.500% 06/01/2048 DD 06/01/18	369,725	366,129	343,671
	FHLMC POOL #QE-6387	4.500% 07/01/2052 DD 07/01/22	871,232	816,780	842,080
	FHLMC POOL #QE-6388	4.500% 07/01/2052 DD 07/01/22	881,599	827,257	852,974
	FHLMC POOL #RA-5615	2.000% 08/01/2051 DD 07/01/21	1,348,039	1,379,475	1,107,629
	FHLMC POOL #RA-7522	4.500% 06/01/2052 DD 06/01/22	876,480	820,057	846,180
	FHLMC POOL #RA-7674	4.500% 07/01/2052 DD 07/01/22	885,654	828,778	854,487
	FHLMC POOL #RA-7778	4.500% 08/01/2052 DD 08/01/22	882,519	825,431	851,464
	FHLMC POOL #SD-8036	3.000% 12/01/2049 DD 12/01/19	1,629,300	1,651,289	1,441,442
	FHLMC POOL #SD-8160	2.000% 07/01/2051 DD 07/01/21	1,332,427	1,358,711	1,088,766
	FHLMC MULTICLASS MTG 3883 PB	3.000% 05/15/2041 DD 06/01/11	40,963	40,800	38,027
	FHLMC MULTICLASS MTG 4216 KQ	1.700% 10/15/2039 DD 06/01/13	42,144	41,910	40,503
	FHLMC MULTICLASS MTG 4961 JB	2.500% 12/15/2042 DD 02/01/20	109,642	113,599	98,503
	FHLMC MULTICLASS MTG 5170 DP	2.000% 07/25/2050 DD 11/01/21	277,723	256,733	235,084
	FNMA POOL #0256315	5.500% 07/01/2036 DD 06/01/06	20,576	20,173	21,343
	FNMA POOL #0725206	5.500% 02/01/2034 DD 02/01/04	37,214	42,396	38,161
	FNMA POOL #0725222	5.500% 02/01/2034 DD 02/01/04	61,664	70,224	63,625
	FNMA POOL #0725314	5.000% 04/01/2034 DD 03/01/04	15,856	15,061	16,205
	FNMA POOL #0727187	5.500% 08/01/2033 DD 08/01/03	3,881	3,906	3,957
	FNMA POOL #0733655	5.500% 09/01/2033 DD 08/01/03	14,271	14,365	14,725
	FNMA POOL #0734847	5.500% 08/01/2033 DD 08/01/03	19,982	20,113	20,560
	FNMA POOL #0735383	5.000% 04/01/2035 DD 03/01/05	149,425	167,324	152,723
	FNMA POOL #0820263	5.000% 07/01/2035 DD 07/01/05	7,045	6,929	7,200
	FNMA POOL #0825951	5.000% 07/01/2035 DD 06/01/05	9,066	8,917	9,069
	FNMA POOL #0826955	5.000% 06/01/2035 DD 06/01/05	843	829	853
	FNMA POOL #0828523	5.000% 07/01/2035 DD 07/01/05	11,930	11,735	12,151
	FNMA POOL #0828547	5.000% 08/01/2035 DD 08/01/05	1,153	1,094	1,174
	FNMA POOL #0828678	5.000% 07/01/2035 DD 07/01/05	4,667	4,591	4,635
	FNMA POOL #0828712	5.000% 07/01/2035 DD 07/01/05	9,336	9,182	9,442
	FNMA POOL #0830996	5.000% 08/01/2035 DD 07/01/05	8,918	8,772	8,983
	FNMA POOL #0832013	5.000% 09/01/2035 DD 08/01/05	17,521	17,233	17,689
	FNMA POOL #0832878	5.000% 09/01/2035 DD 08/01/05	21,416	20,710	21,889
	FNMA POOL #0838778	5.000% 10/01/2035 DD 10/01/05	5,597	5,316	5,660
	FNMA POOL #0840377	5.000% 11/01/2035 DD 11/01/05	3,184	3,024	3,214
	FNMA POOL #0843360	5.000% 11/01/2035 DD 11/01/05	5,931	5,636	5,923

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	FNMA POOL #0844018	5.000% 11/01/2035 DD 10/01/05	20,302	19,285	20,751
	FNMA POOL #0867065	5.000% 02/01/2036 DD 02/01/06	4,712	4,473	4,799
	FNMA POOL #0882022	5.500% 05/01/2036 DD 05/01/06	570	559	586
	FNMA POOL #0888023	5.500% 06/01/2036 DD 11/01/06	134,208	133,893	138,227
	FNMA POOL #0888120	5.000% 10/01/2035 DD 12/01/06	41,148	39,788	42,057
	FNMA POOL #0888635	5.500% 09/01/2036 DD 08/01/07	33,333	37,966	34,393
	FNMA POOL #0893289	5.500% 08/01/2036 DD 08/01/06	4,939	4,847	4,958
	FNMA POOL #0893363	5.000% 06/01/2036 DD 08/01/06	1,117	1,061	1,141
	FNMA POOL #0900979	5.500% 09/01/2036 DD 09/01/06	5,653	5,548	5,724
	FNMA POOL #0961876	5.000% 03/01/2038 DD 02/01/08	31,451	30,712	31,528
	FNMA POOL #0AT2016	3.000% 04/01/2043 DD 04/01/13	324,766	327,811	295,953
	FNMA POOL #0BJ8622	3.500% 05/01/2048 DD 04/01/18	13,995	13,873	12,934
	FNMA POOL #0BK2229	2.500% 04/01/2050 DD 03/01/20	2,027,361	1,821,939	1,731,589
	FNMA POOL #0BN5279	4.000% 02/01/2049 DD 02/01/19	394,486	402,375	377,665
	FNMA POOL #0BV4656	2.500% 04/01/2052 DD 03/01/22	289,664	258,185	245,956
	FNMA POOL #0CA1191	3.500% 11/01/2047 DD 01/01/18	37,220	36,906	34,400
	FNMA POOL #0CB1666	2.500% 09/01/2051 DD 08/01/21	2,169,632	2,127,934	1,854,341
	FNMA POOL #0CB2401	2.500% 12/01/2051 DD 11/01/21	548,801	489,162	465,362
	FNMA POOL #0MA4398	2.000% 08/01/2051 DD 07/01/21	1,327,652	1,353,842	1,085,422
	FNMA GTD REMIC P/T 12-18 GA	2.000% 12/25/2041 DD 02/01/12	44,931	42,467	40,121
	FNMA GTD REMIC P/T 12-21 PQ	2.000% 09/25/2041 DD 02/01/12	26,056	24,668	23,533
	FNMA GTD REMIC P/T 12-52 PA	3.500% 05/25/2042 DD 04/01/12	39,625	40,137	37,402
	FNMA GTD REMIC P/T 13-77 BP	1.700% 06/25/2043 DD 06/01/13	41,052	40,809	38,992
	FNMA GTD REMIC P/T 15-48 QB	3.000% 02/25/2043 DD 06/01/15	59,640	60,146	56,594
	FNMA GTD REMIC P/T 16-11 GA	2.500% 03/25/2046 DD 02/01/16	62,752	60,830	57,449
	FNMA GTD REMIC P/T 17-34 JK	3.000% 05/25/2047 DD 04/01/17	26,557	25,719	25,159
	FNMA GTD REMIC P/T 18-23 LA	3.500% 04/25/2048 DD 03/01/18	86,621	87,467	79,607
	GE HEALTHCARE TECHNOLOGY 144A	5.600% 11/15/2025 DD 11/22/22	170,000	169,624	171,178
	GE HEALTHCARE TECHNOLOGY 144A	5.650% 11/15/2027 DD 11/22/22	410,000	408,356	415,584
	GENERAL MILLS INC	5.241% 11/18/2025 DD 11/18/22	45,000	45,000	45,125
	GENERAL MOTORS CO	5.400% 10/15/2029 DD 08/02/22	140,000	139,871	133,851
	GENERAL MOTORS FINANCIAL CO IN	1.500% 06/10/2026 DD 06/10/21	150,000	149,727	130,431
	GENERAL MOTORS FINANCIAL CO IN	2.350% 02/26/2027 DD 01/11/22	285,000	284,721	249,255
	GENUINE PARTS CO	1.750% 02/01/2025 DD 01/10/22	285,000	284,205	266,281
	GEORGIA POWER CO	3.250% 03/30/2027 DD 03/03/17	122,000	125,065	112,870
	GILEAD SCIENCES INC	1.200% 10/01/2027 DD 09/30/20	125,000	124,891	106,198
	GLP CAPITAL LP / GLP FINANCING	5.300% 01/15/2029 DD 09/26/18	60,000	60,025	56,771
	GLP CAPITAL LP / GLP FINANCING	3.250% 01/15/2032 DD 12/13/21	90,000	89,438	71,945
	GNMA POOL #0345910	6.000% 12/15/2023 DD 12/01/93	158	165	162
	GNMA POOL #0427239	6.000% 01/15/2028 DD 01/01/98	328	342	337
	GNMA POOL #0465541	6.000% 07/15/2028 DD 07/01/98	432	451	444
	GNMA POOL #0486703	6.000% 11/15/2028 DD 11/01/98	299	311	310
	GNMA POOL #0491289	6.000% 11/15/2028 DD 11/01/98	5,994	6,265	6,149
	GNMA POOL #0596613	6.000% 10/15/2032 DD 10/01/02	231	239	238
	GNMA POOL #0601319	6.000% 02/15/2033 DD 02/01/03	3,750	3,920	3,848
	GNMA POOL #0739896	4.000% 01/15/2041 DD 01/01/11	27,526	29,727	26,604

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	GNMA POOL #0767263	4.000% 08/15/2041 DD 08/01/11	229,110	247,430	221,435
	GNMA POOL #0770410	4.000% 06/15/2041 DD 06/01/11	13,478	14,568	12,930
	GNMA POOL #0778693	4.000% 12/15/2041 DD 12/01/11	34,202	36,970	32,980
	GNMA POOL #0781856	6.000% 08/15/2034 DD 01/01/05	61,793	63,931	65,514
	GNMA POOL #0782071	7.000% 05/15/2033 DD 03/01/06	16,305	17,014	16,942
	GNMA GTD REMIC P/T 13-37 LG	2.000% 01/20/2042 DD 03/01/13	48,800	45,536	45,959
	GNMA GTD REMIC P/T 15-151 BA	1.700% 10/20/2045 DD 10/01/15	10,983	10,919	10,847
	GNMA GTD REMIC P/T 15-56 LB	1.500% 04/16/2040 DD 04/01/15	31,671	31,379	30,896
	GNMA II POOL #0MA4652	3.500% 08/20/2047 DD 08/01/17	499,555	520,240	466,285
	GNMA II POOL #0MA4961	3.000% 01/20/2048 DD 01/01/18	83,798	80,920	75,841
	GNMA II POOL #0MA5018	3.000% 02/20/2048 DD 02/01/18	831,796	803,235	750,238
	GOLDMAN SACHS GROUP INC/THE	3.500% 11/16/2026 DD 11/16/16	230,000	212,920	215,823
	GOLDMAN SACHS GROUP INC/THE	VAR RT 04/22/2032 DD 04/22/21	210,000	210,000	167,591
	GOLDMAN SACHS GROUP INC/THE	VAR RT 01/27/2032 DD 01/27/21	65,000	65,000	49,589
	GOLDMAN SACHS GROUP INC/THE	VAR RT 07/21/2032 DD 07/21/21	180,000	180,000	140,137
	GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2027 DD 10/21/21	300,000	299,469	262,665
	GOLDMAN SACHS GROUP INC/THE	VAR RT 10/21/2032 DD 10/21/21	25,000	25,000	19,807
	GOLDMAN SACHS GROUP INC/THE	VAR RT 02/24/2028 DD 01/24/22	355,000	355,000	316,312
	GOLDMAN SACHS GROUP INC/THE	VAR RT 03/15/2028 DD 03/15/22	245,000	245,000	228,002
	GOLDMAN SACHS GROUP INC/THE	VAR RT 08/23/2028 DD 08/23/22	355,000	354,465	341,340
	GSK CONSUMER HEALTHCARE CAPITAL	3.375% 03/24/2027 DD 09/24/22	270,000	269,409	251,743
	HCA INC 144A	3.125% 03/15/2027 DD 03/09/22	355,000	354,297	323,728
	HSBC HOLDINGS PLC	VAR RT 05/24/2027 DD 11/24/20	200,000	200,000	172,694
	HSBC HOLDINGS PLC	VAR RT 11/22/2024 DD 11/22/21	300,000	300,000	285,807
	HSBC HOLDINGS PLC	VAR RT 08/17/2029 DD 08/17/21	200,000	179,804	162,366
	HSBC HOLDINGS PLC	VAR RT 03/10/2026 DD 03/10/22	225,000	222,778	211,622
	HSBC HOLDINGS PLC	VAR RT 03/29/2033 DD 03/29/22	200,000	201,662	173,900
	HSBC HOLDINGS PLC	VAR RT 08/11/2028 DD 08/11/22	515,000	515,000	497,593
	HUMANA INC	5.750% 03/01/2028 DD 11/22/22	170,000	169,578	173,817
	HUMANA INC	5.875% 03/01/2033 DD 11/22/22	25,000	24,877	25,879
	HUNTINGTON NATIONAL BANK/THE	VAR RT 05/16/2025 DD 05/17/22	250,000	250,000	244,828
	INTEL CORP	4.000% 08/05/2029 DD 08/05/22	160,000	159,603	152,456
	INTEL CORP	4.150% 08/05/2032 DD 08/05/22	205,000	204,668	192,282
	INTERCONTINENTAL EXCHANGE INC	4.000% 09/15/2027 DD 05/23/22	405,000	403,907	391,859
	INTERCONTINENTAL EXCHANGE INC	4.600% 03/15/2033 DD 05/23/22	20,000	19,989	19,259
	ITC HOLDINGS CORP 144A	2.950% 05/14/2030 DD 05/14/20	110,000	109,773	93,048
	ITC HOLDINGS CORP 144A	4.950% 09/22/2027 DD 09/22/22	40,000	39,960	39,535
	JPMBB COMMERCIAL MORTGA C32 A5	3.598% 11/15/2048 DD 10/01/15	322,000	351,219	302,999
	JPMORGAN CHASE & CO	VAR RT 01/23/2029 DD 01/23/18	255,000	255,000	231,810
	JPMORGAN CHASE & CO	VAR RT 01/29/2027 DD 01/29/19	355,000	355,000	338,762
	JPMORGAN CHASE & CO	VAR RT 05/06/2030 DD 05/06/19	45,000	45,000	40,461
	JPMORGAN CHASE & CO	VAR RT 03/24/2031 DD 03/24/20	210,000	210,000	196,669
	JPMORGAN CHASE & CO	VAR RT 04/22/2032 DD 04/22/21	155,000	135,211	124,623
	JPMORGAN CHASE & CO	VAR RT 09/22/2027 DD 09/22/21	560,000	553,940	485,010
	JPMORGAN CHASE & CO	VAR RT 04/26/2026 DD 04/26/22	245,000	245,000	238,326
	JPMORGAN CHASE & CO	VAR RT 07/25/2028 DD 07/25/22	175,000	175,000	171,000

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	JPMORGAN CHASE & CO	VAR RT 07/25/2033 DD 07/25/22	35,000	35,000	33,484
	KELLOGG CO	3.250% 04/01/2026 DD 03/07/16	25,000	26,558	23,794
	L3HARRIS TECHNOLOGIES INC	4.400% 06/15/2028 DD 12/15/19	94,000	106,666	90,085
	LENNOX INTERNATIONAL INC	1.350% 08/01/2025 DD 07/30/20	120,000	119,890	108,707
	LOCKHEED MARTIN CORP	4.950% 10/15/2025 DD 10/24/22	60,000	59,829	60,481
	LOWE'S COS INC	1.300% 04/15/2028 DD 10/22/20	50,000	49,965	41,619
	MANUFACTURERS & TRADERS TRUST	5.400% 11/21/2025 DD 11/21/22	250,000	249,850	251,520
	MARVELL TECHNOLOGY INC	2.450% 04/15/2028 DD 04/12/21	100,000	99,981	84,796
	METROPOLITAN LIFE GLOBAL 144A	1.875% 01/11/2027 DD 01/11/22	290,000	289,669	256,885
	MICROCHIP TECHNOLOGY INC	2.670% 09/01/2023 DD 05/29/20	170,000	170,000	166,824
	MMAF EQUIPMENT FINA BA A3 144A	0.490% 08/14/2025 DD 09/23/20	94,215	94,214	90,553
	MONDELEZ INTERNATIONAL INC	2.625% 03/17/2027 DD 03/17/22	180,000	179,539	163,505
	MORGAN STANLEY	3.125% 07/27/2026 DD 07/25/16	845,000	839,385	789,365
	MORGAN STANLEY	VAR RT 04/28/2032 DD 01/25/21	270,000	270,000	204,409
	MORGAN STANLEY	VAR RT 07/20/2027 DD 07/20/21	300,000	294,999	260,664
	MORGAN STANLEY	VAR RT 10/20/2032 DD 10/19/21	105,000	100,067	82,148
	MORGAN STANLEY	VAR RT 05/04/2027 DD 04/22/21	270,000	270,000	237,133
	MORGAN STANLEY BANK OF C14 A5	4.064% 02/15/2047 DD 02/01/14	18,319	19,597	17,986
	MORGAN STANLEY CAPITA UB11 ASB	2.606% 08/15/2049 DD 08/01/16	280,791	297,167	266,400
	MPLX LP	4.125% 03/01/2027 DD 02/10/17	15,000	14,051	14,178
	MPLX LP	1.750% 03/01/2026 DD 08/18/20	125,000	124,731	111,578
	MPLX LP	4.950% 09/01/2032 DD 08/11/22	180,000	178,979	169,344
	NATIONAL RURAL UTILITIES COOPE	3.700% 03/15/2029 DD 01/31/19	45,000	44,900	41,540
	NATIONAL RURAL UTILITIES COOPE	4.800% 03/15/2028 DD 12/16/22	380,000	379,448	377,386
	NATWEST GROUP PLC	VAR RT 06/14/2027 DD 06/14/21	200,000	200,000	173,384
	NATWEST GROUP PLC	VAR RT 09/30/2028 DD 06/30/22	200,000	200,000	198,002
	NEXTERA ENERGY CAPITAL HOLDING	4.625% 07/15/2027 DD 06/23/22	200,000	199,922	196,962
	NISOURCE INC	0.950% 08/15/2025 DD 08/18/20	220,000	219,454	198,510
	NISOURCE INC	3.490% 05/15/2027 DD 05/22/17	180,000	182,439	169,774
	NUTRIEN LTD	5.950% 11/07/2025 DD 11/09/22	125,000	124,865	127,630
	NVIDIA CORP	2.850% 04/01/2030 DD 03/31/20	35,000	34,870	30,564
	NXP BV / NXP FUNDING LLC	5.350% 03/01/2026 DD 03/01/22	89,000	98,645	88,583
	NXP BV / NXP FUNDING LLC / NXP	2.700% 05/01/2025 DD 05/01/22	395,000	394,668	372,070
	ONCOR ELECTRIC DELIVERY CO LLC	2.750% 05/15/2030 DD 03/20/20	155,000	162,283	135,391
	ONEOK INC	3.400% 09/01/2029 DD 08/15/19	30,000	29,893	25,997
	ONEOK INC	6.100% 11/15/2032 DD 11/18/22	215,000	215,979	216,342
	OPEN TEXT CORP 144A	6.900% 12/01/2027 DD 12/01/22	70,000	70,665	70,000
	ORACLE CORP	2.950% 04/01/2030 DD 04/01/20	85,000	84,912	72,831
	ORACLE CORP	2.300% 03/25/2028 DD 03/24/21	610,000	587,454	529,291
	ORACLE CORP	6.150% 11/09/2029 DD 11/09/22	145,000	144,862	150,855
	O'REILLY AUTOMOTIVE INC	4.700% 06/15/2032 DD 06/15/22	190,000	189,374	184,406
	OTIS WORLDWIDE CORP	2.056% 04/05/2025 DD 02/27/20	295,000	295,527	276,217
	OTIS WORLDWIDE CORP	2.565% 02/15/2030 DD 08/15/20	70,000	60,777	58,976
	PACIFIC GAS AND ELECTRIC CO	2.100% 08/01/2027 DD 06/19/20	400,000	399,256	341,820
	PACIFIC GAS AND ELECTRIC CO	4.550% 07/01/2030 DD 07/02/20	375,000	356,668	341,025
	PACIFIC GAS AND ELECTRIC CO	3.250% 02/16/2024 DD 02/18/22	210,000	209,924	205,034

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	PACIFIC GAS AND ELECTRIC CO	5.450% 06/15/2027 DD 06/08/22	390,000	389,318	385,141
	PACIFICORP	3.500% 06/15/2029 DD 03/01/19	190,000	189,649	175,494
	PACIFICORP	2.700% 09/15/2030 DD 04/08/20	10,000	9,982	8,623
	PARAMOUNT GLOBAL	4.950% 01/15/2031 DD 04/01/20	95,000	85,401	84,664
	PARAMOUNT GLOBAL	4.200% 05/19/2032 DD 05/19/20	255,000	232,491	209,444
	PARAMOUNT GLOBAL	4.200% 06/01/2029 DD 03/05/19	115,000	101,974	102,659
	PARKER-HANNIFIN CORP	4.250% 09/15/2027 DD 06/15/22	75,000	74,841	72,850
	PARKER-HANNIFIN CORP	4.500% 09/15/2029 DD 06/15/22	60,000	59,868	57,616
	PENSKE TRUCK LEASING CO L 144A	3.900% 02/01/2024 DD 05/10/18	35,000	34,929	34,271
	PENSKE TRUCK LEASING CO L 144A	4.400% 07/01/2027 DD 06/09/22	105,000	104,709	99,785
	PHILIP MORRIS INTERNATIONAL IN	5.125% 11/17/2027 DD 11/17/22	275,000	273,661	277,307
	PLAINS ALL AMERICAN PIPELINE L	3.550% 12/15/2029 DD 09/16/19	275,000	264,899	239,126
	PNC FINANCIAL SERVICES GROUP I	VAR RT 12/02/2028 DD 12/02/22	175,000	175,000	176,666
	PRESTIGE AUTO 1A A3 144A	6.090% 05/15/2026 DD 10/20/22	320,000	319,221	319,798
	PROGRESS RESIDENTIAL SFR7 A 144A	4.750% 10/27/2039 DD 09/29/22	100,000	98,903	96,327
	PROTECTIVE LIFE GLOBAL FU 144A	1.646% 01/13/2025 DD 01/13/22	365,000	365,000	337,297
	PUBLIC SERVICE ENTERPRISE GROUP	5.850% 11/15/2027 DD 11/08/22	370,000	369,612	381,337
	PUGET ENERGY INC	4.100% 06/15/2030 DD 05/19/20	110,000	109,816	98,435
	QORVO INC 144A	1.750% 12/15/2024 DD 12/14/21	180,000	179,665	165,771
	ROGERS COMMUNICATIONS INC 144A	3.800% 03/15/2032 DD 03/11/22	70,000	69,844	60,659
	ROYAL BANK OF CANADA	2.050% 01/21/2027 DD 01/21/22	285,000	284,812	257,760
	ROYALTY PHARMA PLC	2.200% 09/02/2030 DD 03/02/21	360,000	357,260	282,326
	ROYALTY PHARMA PLC	2.150% 09/02/2031 DD 07/26/21	200,000	187,144	151,770
	SABINE PASS LIQUEFACTION LLC	5.750% 05/15/2024 DD 11/15/14	270,000	293,318	270,327
	SABINE PASS LIQUEFACTION LLC	5.000% 03/15/2027 DD 03/15/17	110,000	116,124	107,990
	SANTANDER CONSUMER BA A4 144A	0.540% 04/15/2025 DD 08/26/20	71,237	71,228	70,635
	SANTANDER DRIVE AUTO RECE 7 A3	5.750% 04/15/2027 DD 11/22/22	55,000	54,996	55,328
	SEMPRA ENERGY	3.400% 02/01/2028 DD 01/12/18	115,000	119,184	106,893
	SEMPRA ENERGY	3.700% 04/01/2029 DD 03/24/22	10,000	9,963	9,157
	SHERWIN-WILLIAMS CO/THE	3.450% 06/01/2027 DD 05/16/17	130,000	124,747	121,828
	SKYWORKS SOLUTIONS INC	1.800% 06/01/2026 DD 05/26/21	35,000	34,983	30,819
	SOCIETE GENERALE SA 144A	VAR RT 06/09/2027 DD 06/09/21	260,000	260,000	224,299
	SOUTHERN CALIFORNIA EDISON CO	2.250% 06/01/2030 DD 03/09/20	125,000	125,404	103,375
	SOUTHERN CALIFORNIA EDISON CO	4.700% 06/01/2027 DD 05/23/22	130,000	129,722	127,496
	SOUTHERN CALIFORNIA EDISON CO	5.850% 11/01/2027 DD 11/08/22	280,000	280,550	288,725
	SOUTHERN CO/THE	3.250% 07/01/2026 DD 05/24/16	175,000	164,176	164,740
	SOUTHERN CO/THE	3.700% 04/30/2030 DD 04/03/20	125,000	130,958	113,174
	SOUTHWEST GAS CORP	5.800% 12/01/2027 DD 12/01/22	135,000	134,820	136,932
	STEEL DYNAMICS INC	3.450% 04/15/2030 DD 12/11/19	35,000	31,655	30,874
	STEEL DYNAMICS INC	1.650% 10/15/2027 DD 10/09/20	60,000	50,988	50,355
	STEEL DYNAMICS INC	3.250% 10/15/2050 DD 10/09/20	10,000	6,718	6,524
	SYNCHRONY FINANCIAL	4.875% 06/13/2025 DD 06/13/22	200,000	199,856	195,120
	TARGA RESOURCES CORP	4.200% 02/01/2033 DD 04/06/22	120,000	120,556	103,628
	TARGA RESOURCES CORP	5.200% 07/01/2027 DD 07/07/22	335,000	334,773	328,826
	TELEDYNE TECHNOLOGIES INC	0.950% 04/01/2024 DD 03/22/21	400,000	399,536	378,004
	TEXAS EASTERN TRANSMISSION 144A	3.500% 01/15/2028 DD 01/09/18	60,000	59,689	54,631

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	T-MOBILE USA INC	2.400% 03/15/2029 DD 12/06/21	15,000	14,990	12,669
	T-MOBILE USA INC	3.750% 04/15/2027 DD 04/15/21	160,000	159,931	150,907
	T-MOBILE USA INC	2.050% 02/15/2028 DD 02/15/21	40,000	41,064	34,420
	TRANSCANADA PIPELINES LTD	4.100% 04/15/2030 DD 04/06/20	30,000	30,150	27,549
	U S TREASURY NOTE	2.625% 12/31/2023 DD 12/31/18	1,885,000	2,039,040	1,846,640
	U S TREASURY NOTE	0.125% 10/15/2023 DD 10/15/20	4,711,000	4,703,271	4,544,843
	U S TREASURY NOTE	0.375% 04/15/2024 DD 04/15/21	6,570,000	6,578,726	6,219,425
	U S TREASURY NOTE	0.375% 07/15/2024 DD 07/15/21	6,955,000	6,934,971	6,517,878
	U S TREASURY NOTE	1.500% 02/15/2025 DD 02/15/22	3,390,000	3,376,361	3,193,075
	U S TREASURY NOTE	2.875% 06/15/2025 DD 06/15/22	7,395,000	7,256,593	7,152,962
	U S TREASURY NOTE	3.125% 08/15/2025 DD 08/15/22	7,205,000	7,130,136	7,000,666
	U S TREASURY NOTE	2.750% 08/15/2032 DD 08/15/22	850,000	761,547	776,824
	U S TREASURY NOTE	4.125% 09/30/2027 DD 09/30/22	3,425,000	3,434,231	3,443,324
	UBS COMMERCIAL MORTGAGE C12 ASB	4.195% 08/15/2051 DD 08/01/18	200,000	223,078	192,224
	UBS GROUP AG 144A	VAR RT 05/12/2028 DD 05/12/22	200,000	200,000	191,670
	UNICREDIT SPA 144A	VAR RT 06/03/2027 DD 06/03/21	200,000	200,000	171,074
	UNITED HEALTH GROUP INC	4.000% 05/15/2029 DD 05/20/22	270,000	269,025	257,972
	UNITED HEALTH GROUP INC	4.200% 05/15/2032 DD 05/20/22	45,000	44,884	42,840
	UNITED HEALTH GROUP INC	5.250% 02/15/2028 DD 10/28/22	225,000	224,906	230,371
	UNITED HEALTH GROUP INC	5.300% 02/15/2030 DD 10/28/22	180,000	179,735	185,911
	UNITED HEALTH GROUP INC	5.350% 02/15/2033 DD 10/28/22	160,000	159,413	165,560
	US BANCORP	VAR RT 01/27/2028 DD 01/27/22	285,000	285,000	255,964
	US TREAS-CPI INFLAT	0.250% 07/15/2029 DD 07/15/19	1,228,970	1,203,694	1,126,375
	US TREAS-CPI INFLAT	0.750% 07/15/2028 DD 07/15/18	931,850	945,361	888,621
	US TREAS-CPI INFLAT	0.625%007/15/2032 DD 07/15/22	1,820,351	1,680,972	1,669,135
	VAR ENERGI ASA 144A	7.500% 01/15/2028 DD 11/15/22	200,000	198,436	203,720
	VERIZON COMMUNICATIONS INC	4.016% 12/03/2029 DD 06/03/19	152,000	156,913	142,711
	VERIZON COMMUNICATIONS INC	2.100% 03/22/2028 DD 03/22/21	75,000	74,966	65,210
	VERIZON COMMUNICATIONS INC	2.550% 03/21/2031 DD 03/22/21	20,000	19,918	16,475
	VICI PROPERTIES LP	4.750% 02/15/2028 DD 04/29/22	150,000	149,898	142,101
	VICI PROPERTIES LP	4.950% 02/15/2030 DD 04/29/22	65,000	64,851	61,875
	WARNER MEDIA HOLDINGS INC 144A	4.054% 03/15/2029 DD 03/15/22	325,000	325,000	281,704
	WARNER MEDIA HOLDINGS INC 144A	4.279% 03/15/2032 DD 03/15/22	385,000	353,805	317,575
	WEC ENERGY GROUP INC	5.000% 09/27/2025 DD 09/27/22	110,000	109,921	110,083
	WELLS FARGO & CO	3.000% 04/22/2026 DD 04/22/16	240,000	238,923	224,532
	WELLS FARGO & CO	VAR RT 10/30/2025 DD 10/31/19	75,000	75,000	70,961
	WELLS FARGO & CO	VAR RT 07/25/2028 DD 07/25/22	300,000	300,000	292,938
	WELLS FARGO & CO	VAR RT 07/25/2033 DD 07/25/22	65,000	65,000	61,547
	WELLS FARGO & CO	VAR RT 03/02/2033 DD 03/02/22	150,000	150,000	126,804
	WELLS FARGO & CO	VAR RT 03/24/2028 DD 03/24/22	405,000	405,000	375,524
	WELLS FARGO & CO	VAR RT 04/25/2026 DD 04/25/22	125,000	125,000	121,064
	WELLTOWER OP LLC	2.700% 02/15/2027 DD 12/16/19	80,000	79,914	72,123
	WELLTOWER OP LLC	4.000% 06/01/2025 DD 05/26/15	170,000	182,092	165,716
	WESTINGHOUSE AIR BRAKE TECHNOLOGY	3.200% 06/15/2025 DD 06/29/20	40,000	39,957	37,688
	WESTPAC BANKING CORP	5.457% 11/18/2027 DD 11/18/22	190,000	190,000	194,345

			(c)
	(b)		Face Value		(e)
	Identity of Issue, Borrower,		or Number	(d)	Current
(a)	Lessor or Similar Party		of Shares	Cost	Value
	WFRBS COMMERCIAL MORTG LC14 A5	4.045% 03/15/2047 DD 02/01/14	85,000	90,814	83,385
	WILLIAMS COS INC/THE	3.900% 01/15/2025 DD 06/27/14	90,000	89,856	87,702
	WILLIS NORTH AMERICA INC	2.950% 09/15/2029 DD 09/10/19	50,000	49,910	42,152
	WILLIS NORTH AMERICA INC	4.500% 09/15/2028 DD 09/10/18	155,000	170,988	146,322
	WILLIS NORTH AMERICA INC	4.650% 06/15/2027 DD 05/19/22	400,000	399,820	386,816
	XCEL ENERGY INC	1.750% 03/15/2027 DD 11/03/21	375,000	374,164	328,950
	INTEREST BEARING CASH	TEMPORARY INVESTMENTS		20,862,349	20,862,349
	TOTAL UNDERLYING ASSETS			$257,309,591	$244,998,840

	MET TOWER LIFE 38025 - 70.5% of MARKET VALUE				$172,733,902
	IGT INVESCO SHORT-TERM BOND FUND				127,182,118
	FAIR VALUE MET TOWER LIFE 38025				299,916,020
	MET TOWER LIFE 38025 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				21,901,998
	MET TOWER LIFE 38025 - CONTRACT VALUE				$321,818,018

	RGA RGA00036 - 29.5% of MARKET VALUE				$72,264,938
	IGT INVESCO SHORT-TERM BOND FUND				194,486,752
	FAIR VALUE RGA RGA00036				266,751,690
	RGA RGA00036 - ADJUSTMENT FROM MARKET TO CONTRACT VALUE				20,952,700
	RGA RGA00036 - CONTRACT VALUE				$287,704,390

*	Represents a party-in-interest to the Plan

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

23.1 *	Consent of BDO USA, LLP

* Filed herewith

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DOW CHEMICAL COMPANY EMPLOYEES' SAVINGS PLAN

DATE: June 16, 2023	BY: /s/ BRYAN JENDRETZKE
Bryan Jendretzke Global Benefits Director and Plan Administrator